Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

STOCKAMP & ASSOCIATES, INC.

THE SHAREHOLDERS OF

STOCKAMP & ASSOCIATES, INC.

HURON CONSULTING SERVICES LLC

and

HURON CONSULTING GROUP INC.

Dated as of July 8, 2008

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

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Exhibits

Exhibit A	Assignment and Bill of Sale
Exhibit B	Assumption Agreement
Exhibit C	Seller Intellectual Property Assignment
Exhibit D	Lease Assignment

Disclosure Schedules

Schedule	Description
1.1A	Earn-Out Multiple
1.1B	Accounting Adjustments
1.1C	EBITDA Threshold
1.1D	EBITDA Target
1.1E	EBITDA Bonus Target
1.1F	Financial Statements
1.1G	Net Closing Date Working Capital
2.1(b)(vi)	Certain Excluded Assets
2.6	Allocation of Purchase Price
2.8(b)(ii)	Ownership Interests in Seller
2.8(c)(ii)	Gross Margin Bonus Pool
2.8(c)(v)	Corporate Services
3.3	No Shareholder Violations
3.4	Shareholders Required Consents
3.6	Shareholders Brokers and Finders
4.1	Organization; Subsidiaries
4.5	Seller Required Consents
4.6	Undisclosed Liabilities
4.7	Absence of Change
4.10	Litigation; Judgments
4.11(b)	Pre-Closing Clients
4.12	Contracts
4.13(a)	Real Property
4.13(b)	Personal Property
4.14	Title to Assets
4.15	Intellectual Property Rights
4.16	Taxes
4.17	Seller Employees
4.18	Seller Benefit Plans
4.19	Insurance
4.20	Affiliate Transactions
4.22	Seller Brokers and Finders
5.5	Purchaser Required Consents
5.6	Purchaser Brokers and Finders
5.7	Purchaser Compliance with Laws
5.8	Purchaser Litigation; Judgments
5.9	Purchaser Engagements; Clients
5.10(a)	Revenue Cycle Performance
5.10(b)	Revenue Cycle Employees
5.11	Parent SEC Reports; Financial Statements
6.1.(c)	Capital Stock Transactions
6.1(i)	Compensation Changes
6.7(a)	Transferred Employees
6.8	Non-Competition Periods

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 8, 2008, is by and among Stockamp & Associates, Inc., an Oregon corporation (“Seller”), the shareholders of Seller listed on the signature pages hereto (collectively, “Shareholders”), Huron Consulting Services LLC, a Delaware limited liability company (“Purchaser”) and Huron Consulting Group Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller is engaged in the business of providing consulting services and/or software products to health care providers for all aspects of (a) the revenue cycle (including revenue and cash flow management and related payment mechanisms), (b) patient access and (c) patient flow and capacity improvement, including inpatient, outpatient, clinical flow, emergency department and surgical care coordination (patient progression) (the “Business”);

WHEREAS, Shareholders own all of the issued and outstanding shares of the capital stock of Seller; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Purchaser, substantially all of the assets, business and operations of Seller, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“2008 Calculation Period” has the meaning specified in the definition of “Calculation Periods.”

“AAA” has the meaning specified in Section 11.9(b).

“Accounts Receivable” means any and all accounts receivable and other receivables of Seller.

“Additional Lease” has the meaning specified in Section 4.12(a)(x).

“Adjusted Contingent Escrow Payment Date Share Price” means the product of (i) 0.95 and (ii) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal, for the ten (10) consecutive trading days prior to the Contingent Escrow Payment Date.

“Adjusted Contingent Payment Date Share Price” means the product of (i) 0.95 and (ii) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal, for the ten (10) consecutive trading days prior to the Contingent Payment Date.

“Adjustment Statement” has the meaning specified in Section 2.7(c).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of such Person’s voting securities, by Contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with its terms.

“Aggregate Gross Margin Bonus” has the meaning specified in Section 2.8(c)(ii).

“Allocation” has the meaning specified in Section 2.6(a).

“Arbitral Tribunal” has the meaning specified in Section 11.9(b).

“Assignment and Bill of Sale” has the meaning specified in Section 8.2(a).

“Assets” has the meaning specified in Section 2.1(a).

“Assumed Liabilities” has the meaning specified in Section 2.2.

“Assumption Agreement” has the meaning specified in Section 8.3(a).

“Base Working Capital Amount” means $0.

“Bonus Target Gross Margin” has the meaning set forth on Schedule 2.8(c)(ii).

“Business” has the meaning specified in the recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Chicago or New York City are authorized or obligated by Law or executive order to close.

“Calculation Periods” means each of (A) the period beginning on the Closing Date and ending on December 31, 2008 (“2008 Calculation Period”), (B) calendar year 2009, (C) calendar year 2010 and (D) calendar year 2011.

“Cap” has the meaning specified in Section 10.5(b)(i).

“Cash Consideration” has the meaning specified in Section 2.5(a).

“Claim Notice” has the meaning specified in Section 10.4(a).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Share Price” has the meaning specified in Section 2.5(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Law.

“Completed Engagements” means all client engagements, whether written or oral, of Seller that have been completed in their entirety (other than ongoing Support Engagements) prior to the Closing Date.

“Confidential Information” has the meaning specified in Section 6.9.

“Consent” means any consent, waiver, approval, authorization, exemption, registration or declaration.

“Contested Adjustments” has the meaning specified in Section 2.7(c).

“Contested Earn-Out Adjustments” has the meaning specified in Section 2.8(b)(ii).

“Contingent Escrow Payment” has the meaning specified in Section 2.5(c).

“Contingent Escrow Payment Date” has the meaning specified in Section 2.5(c).

“Contingent Escrow Payment Value” has the meaning specified in Section 2.5(c).

“Contingent Payment” has the meaning specified in Section 2.5(b).

“Contingent Payment Date” has the meaning specified in Section 2.5(b).

“Contingent Payment Value” has the meaning specified in Section 2.5(b).

“Contingent Shares” has the meaning specified in Section 2.5(b).

“Contracts” means all oral or written agreements, contracts, leases, purchase and sale orders, arrangements, commitments, understandings, instruments and licenses that are intended or purport to be binding and enforceable, to which Seller is a party or is otherwise bound, but not including any Seller Benefit Plans (including plans or agreements providing Deferred Compensation Benefits).

“Copyrights” has the meaning specified in the definition of “Intellectual Property Rights.”

“Corporate Services” has the meaning specified in Section 2.8(c)(v).

“Counter Notice” has the meaning specified in Section 10.4(c).

“Coverage Period” has the meaning specified in Section 6.7(e).

“Damages” has the meaning specified in Section 10.1.

“Deductible” has the meaning specified in Section 10.5(a)(i).

“Deferred Compensation Benefit” means any and all amounts (i) currently payable, (ii) which will become payable upon the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or (iii) which will or may become payable thereafter, to any current or former employee of Seller, any current or former shareholders of Seller, the Shareholders or any other Person under any deferred compensation plan, program, agreement or similar arrangement to which Seller is a party or is otherwise bound, including any Taxes resulting from or in connection with any such payments.

“Direct Claim” has the meaning specified in Section 10.4(a).

“Disclosure Schedules” has the meaning specified in Article III.

“Disputes” has the meaning specified in Section 11.9(b).

“Earn-Out Adjustment Statement” has the meaning specified in Section 2.8(b)(ii).

“Earn-Out Calculation Statement” has the meaning specified in Section 2.8(b)(i).

“Earn-Out Period” has the meaning specified in Section 2.8(a).

“Earn-Out Multiple” means the multiple set forth on Schedule 1.1A.

“Earn-Out Payment” has the meaning specified in Section 2.8(a).

“EBITDA” means net operating income before the subtraction of any interest, income Taxes, depreciation, or amortization of goodwill or other intangibles. All calculations used in the determination of EBITDA shall be made in accordance with GAAP and the adjustments and principles set forth on Schedule 1.1B, which adjustments and principles shall govern regardless of any inconsistency with GAAP.

“EBITDA Amount” means with respect to any Calculation Period, the EBITDA of the Stockamp Practice for such Calculation Period.

“EBITDA Bonus Target” means with respect to any Calculation Period, the amount for such Calculation Period set forth on Schedule 1.1E.

“EBITDA Target” means with respect to any Calculation Period, the amount for such Calculation Period set forth on Schedule 1.1D.

“EBITDA Threshold” means with respect to any Calculation Period, the amount for such Calculation Period set forth on Schedule 1.1C.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect or general principles of equity.

“Environmental Laws” has the meaning specified in Section 4.21.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, partnership, limited liability company, sole proprietorship, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Escrow Agent” has the meaning specified in Section 2.5(a).

“Escrow Agreement” has the meaning specified in Section 2.5(a).

“Escrowed Shares “ has the meaning specified in Section 2.5(a).

“Excepted Sections” has the meaning specified in Section 10.2(b).

“Excess Gross Margin Amount” has the meaning specified in Schedule 2.8(c)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.1(b).

“Excluded Liabilities” has the meaning specified in Section 2.3.

“Final Closing Date Net Working Capital Statement” has the meaning specified in Section 2.7(c).

“Final Updated Working Capital Statement” has the meaning specified in Section 2.7(c).

“Financial Statements” means (i) the audited balance sheets and statements of income, stockholders’ equity and cash flow as of and for the years ended December 31, 2005, 2006 and 2007 for Seller and (ii) the unaudited balance sheet and statements of income, stockholders’ equity and cash flow (the “Most Recent Financial Statements”) as of and for the three-month period ended March 31, 2008 for Seller, all of which are included in Schedule 1.1F.

“FIRPTA Certificate” has the meaning specified in Section 7.3(i).

“Former Shareholder Excess Payment” means the aggregate amount payable to former shareholders of Seller as a result of the transactions contemplated by this Agreement pursuant to Article 7 of the Shareholders’ Agreement and any similar provision of a predecessor shareholders’ agreement of Seller, including any Taxes resulting from or in connection with any such payments.

“Fundamental Change” has the meaning specified in Section 2.8(c)(vii).

“Future Payment” has the meaning specified in Section 10.6.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or other political subdivision thereof or any entity, body, regulatory or administrative authority, agency, commission, court, tribunal or judicial body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Margin Bonus Pool” has the meaning specified in Schedule 2.8(c)(ii).

“Gross Margin Amount” has the meaning specified in Schedule 2.8(c)(ii).

“Healthcare Clients” has the meaning specified in Section 5.9(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Huron 401(k) Plan” has the meaning specified in Section 6.7(g).

“Illinois Courts” has the meaning specified in Section 11.9(a).

“In-Process Engagements” means all client engagements of Seller, whether written or oral, that are in process as of the Closing Date (other than ongoing Support Engagements).

“Indemnified Party” has the meaning specified in Section 10.4.

“Indemnifying Party” has the meaning specified in Section 10.4.

“Independent Accounting Firm” has the meaning specified in Section 2.7(c).

“Initial Purchase Price” has the meaning specified in Section 2.5(a).

“Intellectual Property Rights” means, collectively, all U.S. and foreign (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs (“Patents”); (ii) all trade secrets, know-how and confidential or proprietary information, whether patentable or unpatentable, including inventions, technologies in development, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, processes, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products under development (“Trade Secrets”); (iii) computer programs and other computer software (whether in source code, object code, or other form), databases, algorithms, and all instructions and documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (iv) rights of publicity and in personal information; (v) all trademarks, service marks, logos, slogans, and trade dress (whether registered, unregistered or existing at common law), internet domain names, business names and trade names, trademark registrations and applications, and all goodwill symbolized by or associated with any of the foregoing (“Trademarks”); (vi) copyrights and copyrightable subject matter (registered and unregistered); (“Copyrights”); (vii) all other intellectual property of any nature; (viii) all applications and registrations for any of the foregoing; and (ix) all rights in any of the foregoing, including all rights and remedies against past, present and future infringement, dilution, misappropriation or other violation thereof.

“January 17, 2008 Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated January 17, 2008, by and between Parent and Seller.

“Judgments” means any judgments, injunctions, orders, decrees, writs, rulings or awards of any court or other judicial authority or any Governmental Authority of competent jurisdiction.

“Knowledge” means with respect to (a) any Shareholder, the actual knowledge of such Shareholder, (b) Seller, the actual knowledge of Paul Kohlheim, Dale Stockamp, Ronald Witcosky, Norman West Johnson, Kenneth M. Saitow, Greg Morgan and Jeff Jones and (c) Parent or Purchaser, the actual knowledge of the officers of Parent or Purchaser, as applicable, in each case after reasonable inquiry.

“Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

“Leases” has the meaning specified in Section 4.12(a)(x).

“Liability” means any liability or obligation of any nature, whether known or unknown, asserted or not asserted, accrued, absolute, fixed, determined or determinable, liquidated or unliquidated, contingent or otherwise, and whether due or to become due.

“Liens” means all liens, mortgages, easements, charges, hypothecation, pledge, security interests, imperfections of title, options or other encumbrances of any kind.

“Material Adverse Effect” means any event, change, effect or circumstance that, individually or in the aggregate, (i) has a material adverse effect on the business, operations, properties, assets, liabilities, results of operations, cash flows, prospects, or financial condition of Seller, excluding the effects of changes to the extent related to (a) conditions in the United States or global economy or financial or capital markets generally but only to the extent such changes in conditions do not affect Seller in a disproportionate manner, (b) general changes in conditions (including changes in legal, regulatory or business conditions or changes in GAAP) in or otherwise affecting the industries or business in which Seller operates but only to the extent such changes in conditions do not affect Seller in a disproportionate manner or (c) the announcement of this Agreement and the pendency of the transactions contemplated thereby or (ii) materially delays, impedes or otherwise materially adversely affects the Shareholders’ or Seller’s ability to consummate the transaction contemplated hereby.

“Material Lease” has the meaning specified in Section 4.12(a)(x).

“Most Recent Financial Statements” has the meaning specified in the definition of “Financial Statements.”

“Net Closing Date Working Capital” means the difference between (i) current assets and (ii) current liabilities of the Seller as of the opening of business on the Closing Date. Net Working Closing Date Working Capital shall be determined in accordance with GAAP and shall consist only of those accounts, and shall be calculated in the manner, set forth on Schedule 1.1G; provided, however, that Net Closing Date Working Capital shall exclude the account identified as “Collections in Excess of Amounts Earned-Deferred Revenue Adjustment,” which is noted on Schedule 1.1G for illustrative purposes only, but, for the avoidance of doubt, will include the account identified as “Purchase Accounting Deferred Revenue Adjustment - Percent complete non-contingent allocation adjustment.”

“November 12, 2007 Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated November 12, 2007, by and between the Purchaser and CIBC World Markets Corp. on behalf of Seller, as amended by Supplement No. 1 thereto, dated November 27, 2007, Supplement No. 2 thereto, dated December 7, 2007 and Supplement No. 3 thereto, dated December 11, 2007.

“Non-Competition Periods” has the meaning specified in Section 6.8(a).

“Other Assets” means (a) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials, and other similar items in the possession or under the control of Seller or in the possession or under the control of its Affiliates or their representatives; (b) all rights to all telephone numbers; (c) all intangible assets, including all Intellectual Property Rights; (d) all payments, deposits (including security deposits) and prepaid expenses and all rights to insurance proceeds; (e) all cash and cash equivalents, such as bank deposits, certificates of deposit and marketable securities; (f) all furnishings, furniture, fixtures, office equipment and supplies and other accessories related thereto, vehicles, art work and other tangible personal property, including in each case, wherever located and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such materials; (g) all Permits; and (h) all claims and causes of action against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable). For the avoidance of doubt, the term “Other Assets” excludes any Excluded Assets.

“Parent” has the meaning specified in the preamble.

“Parent Common Stock” has the meaning specified in Section 2.5(a).

“Parent’s Business” means (i) on and prior to the Closing Date, the business of providing consulting services and/or software products to health care providers in the U.S. for all aspects of (a) the revenue cycle (including revenue and cash flow management and related payment mechanisms) and (b) patient access, as conducted by Parent and its subsidiaries and (ii) after the Closing Date, the business of providing consulting services and/or software products to health care providers in the U.S. for all aspects of (a) the revenue cycle (including revenue and cash flow management and related payment mechanisms), (b) patient access and (c) patient flow and capacity improvement, including inpatient, outpatient, clinical flow, emergency department and surgical care coordination (patient progression), as conducted by Parent and its subsidiaries.

“Parent Material Adverse Effect” means any event, change, effect or circumstance that, individually or in the aggregate, has a material adverse effect on the business, operations, properties, assets, liabilities, results of operations, cash flows, or financial condition of Parent and its subsidiaries, taken as a whole, excluding the effects of changes to the extent related to (a) conditions in the United States or global economy or financial or capital markets generally but only to the extent such changes in conditions do not affect Parent or its subsidiaries in a disproportionate manner, (b) general changes in conditions (including changes in legal, regulatory or business conditions or changes in GAAP) in or otherwise affecting the industries or business in which Parent operates but only to the extent such changes in conditions do not affect Parent in a disproportionate manner and (c) the failure, in and of itself, of Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or changes in the market price, credit rating or trading volume of Parent’s securities (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been “Parent Material Adverse Effect”).

“Patents” has the meaning specified in the definition of “Intellectual Property Rights.”

“Permits” means all permits, authorizations, agencies, approvals, registrations, licenses, certificates, variances, franchises, rights granted by or obtained from any Governmental Authority, as well as applications for any of the foregoing. Notwithstanding the foregoing to the contrary, the term “Permits” shall not include any Registered Intellectual Property.

“Permitted Liens” means, collectively, (a) Liens (and rights thereto) for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable; and (b) inchoate mechanic’s and materialmen’s Liens (and rights thereto) for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens (and rights thereto) arising in the ordinary course of business securing obligations not yet delinquent or being contested in good faith by appropriate Proceedings.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including any Governmental Authority.

“Post-Closing Tax Period” has the meaning specified in Section 6.6(b).

“Pre-Closing Clients” means those Persons to which Seller provided consulting services on or prior to the Closing Date pursuant to In-Process Engagements or Completed Engagements, other than Support Clients.

“Pre-Closing Tax Period” has the meaning specified in Section 6.6(b).

“Preliminary Net Working Capital Statement” has the meaning specified in Section 2.7(a).

“Proceeding” means any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing, inquiry or investigation.

“Pro Rata Share” means, as of any particular time, for each Shareholder the product of (i) a fraction, the numerator of which is the amount of proceeds of Purchase Price theretofore distributed by Seller to such Shareholder solely in respect of the capital stock of Seller owned by such individual, and the denominator of which is the aggregate amount of all proceeds of Purchase Price theretofore distributed by Seller to its Shareholders solely in respect of Seller’s capital stock and (ii) the Purchase Price.

“Purchase Price” has the meaning specified in Section 2.5(a).

“Purchaser” has the meaning specified in the preamble.

“Purchaser Cap” has the meaning specified in Section 10.5(b)(ii).

“Purchaser Deductible” has the meaning specified in Section 10.5(b)(ii).

“Purchaser Disclosure Schedules” has the meaning specified in Article V.

“Purchaser Indemnified Party” means Purchaser, Purchaser’s Affiliates and their respective directors, officers, shareholders, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

“Real Property” has the meaning specified in Section 4.13(a).

“Reference Balance Sheet” means the audited balance sheet of Seller as of December 31, 2007 set forth on Schedule 1.1F.

“Registered Intellectual Property” means all Copyrights, Patents, and Trademarks (including Internet domain names) owned by Seller which are registered, or the subject of an application for registration, in any intellectual property registry anywhere in the world.

“Related Agreements” means the Senior Management Agreements and any other agreement or instrument that is to be entered into or delivered pursuant to this Agreement on or prior to the Closing Date.

“Required Consents” has the meaning specified in Section 3.4.

“Rules” has the meaning specified in Section 11.9(b).

“SEC” has the meaning specified in Section 5.11(a).

“SEC Reports” has the meaning specified in Section 5.11(a).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning specified in the preamble.

“Seller 401(k) Plan” has the meaning specified in Section 6.7(g).

“Seller Benefit Plans” has the meaning specified in Section 4.18(a).

“Seller Employees” has the meaning specified in Section 4.17(a)(i).

“Seller Flex Plan” has the meaning specified in Section 6.7(e).

“Seller Intellectual Property” means all Intellectual Property Rights owned, used or held for use by Seller.

“Seller Indemnified Parties” means Seller, Shareholders, former Shareholders of Seller, Shareholders’ Affiliates and their respective directors, officers, shareholders, partners, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

“Seller Representative” means the individual to be designated in writing to Purchaser by Seller, initially Paul Kohlheim.

“Senior Management Agreements” means the Senior Management Agreements, executed and effective as of the Closing Date.

“Share Consideration” has the meaning specified in Section 2.5(a).

“Shareholders” has the meaning specified in the preamble.

“Shareholders’ Agreement” means the 2007 Shareholders’ Agreement of Seller, dated January 1, 2007, as amended.

“Software” has the meaning specified in the definition of “Intellectual Property Rights.”

“Stockamp Budget” has the meaning specified in Section 2.8(c)(i).

“Stockamp Practice” means the U.S. operations of a business unit of Parent to be created immediately following the Closing that comprises the Business of Seller and, effective January 1, 2009, all of Parent’s Business.

“Support Clients” means the clients of Seller with respect to which Seller no longer provides services as of the date of this Agreement or the Closing Date, as applicable, other than pursuant to Support Engagements.

“Support Engagements” means all client engagements of Seller, whether written or oral, solely for software and solutions support services that are in process as of the Closing Date.

“Target Gross Margin” has the meaning set forth on Schedule 2.8(c)(ii).

“Tax” or “Taxes” means any and all taxes, however denominated, imposed by Law, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, stamp, natural resources, environmental, real property, personal property, custom, duty, transfer, recording, escheat, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to Tax that may become payable in respect thereof, and any Liability in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by Contract or otherwise.

“Tax Return” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Claim” has the meaning specified in Section 10.4(a).

“Trademarks” has the meaning specified in the definition of “Intellectual Property Rights.”

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property Rights.”

“Transferred Employees” has the meaning specified in Section 6.7(a).

“United States” and “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“Updated Net Closing Date Working Capital” has the meaning specified in Section 2.7(b).

“Updated Working Capital Statement” has the meaning specified in Section 2.7(d).

“WARN Act” has the meaning specified in Section 6.7(c).

“Workers’ Compensation Claim” has the meaning specified in Section 6.7(d).

1.2 Other Definitional Provisions. (a) All underscored references to Articles, Sections and Exhibits are references to Articles, Sections and Exhibits of this Agreement. All underscored references to Schedules are references to the Disclosure Schedules.

(b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(d) The terms “dollars” and “$” mean U.S. dollars.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. (a) Subject to the terms of this Agreement, Seller agrees to, upon the Closing, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in and to all of its rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP other than the Excluded Assets (collectively, the “Assets”), including the following:

(i) all goodwill of the business of Seller as a going concern;

(ii) all Contracts;

(iii) all of Seller’s Accounts Receivable and all notes, bonds and other evidence of indebtedness and rights of Seller to receive payments; and

(iv) all Other Assets.

(b) Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase or acquire from Seller and the Assets shall not include, the following assets, properties, interests and rights of Seller (the “Excluded Assets”):

(i) the organizational documents, minute books, and other documents relating exclusively to the organization, maintenance and existence of Seller, including taxpayer and other identification numbers, Tax Returns, Tax information and Tax records, and books and records related exclusively to the Excluded Liabilities;

(ii) the rights of Seller under this Agreement and the Related Agreements;

(iii) any refunds (or rights thereto) relating to Taxes described in Section 2.3(a);

(iv) any Seller Benefit Plan and any assets of any such Seller Benefit Plan (including any such plan or agreement providing Deferred Compensation Benefits), except as specifically provided in Section 6.7;

(v) any claims of Seller against the Shareholders; and

(vi) the assets, properties, interests and rights set forth on Schedule 2.1(b)(vi).

2.2 Assumption of Liabilities. Subject to the terms of this Agreement, Purchaser hereby agrees to, upon the Closing, assume all contracts, liabilities and obligations of Seller arising out of or relating to the Assets or the Business of Seller of any kind, character or description, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

2.3 Excluded Liabilities. Purchaser shall not assume or be liable for the following Liabilities of Seller or any other Person, whether or not relating to the Assets or the Business of Seller (the “Excluded Liabilities”):

(a) all Liabilities relating to Taxes (i) attributable to or imposed upon Seller or any of its Affiliates without regard to whether such Taxes related to periods (or portions thereof) ending on or prior to the Closing Date and (ii) all Liabilities related to Taxes attributable to or imposed on the Assets or the Business of Seller for any period (or portion thereof) ending on or prior to the Closing Date, in each case (X) including all Liabilities of Seller and its Affiliates for Taxes related to the transactions contemplated by this Agreement and (Y) excluding Liabilities relating to Taxes (1) for which Purchaser is liable pursuant to Sections 6.6(a) and (b) or (2) that relate to, or arise out of the operation of the Business by Purchaser or its Affiliates after the Closing Date or the ownership, control or use of the Assets by Purchaser or its Affiliates after the Closing Date;

(b) any Liability of Seller arising out of or relating to the execution, delivery or performance of this Agreement or the Related Agreements, including any Liabilities of Seller pursuant to Sections 6.6, 6.7 and 6.15;

(c) any Liability of Seller for any fees, costs or expenses of the type referred to in Section 11.1;

(d) any Liability arising out of or relating to Excluded Assets;

(e) any Liability arising out of or related to any client engagement, whether written or oral, of Seller completed in its entirety (other than any ongoing Support Engagement) prior to June 30, 2005;

(f) any Liability relating to the Former Shareholder Excess Payments or any other Liability to any Shareholder, former shareholder or their respective Affiliates;

(g) any Liability under or otherwise attributable to Seller Benefit Plans, including any Liability for benefits payable thereunder (including any such plan or agreement providing Deferred Compensation Benefits), including any administrative or termination costs applicable thereto, except as specifically provided in Section 6.7;

(h) any Liabilities for indebtedness for borrowed money;

(i) any Liabilities arising out of or related to the employment or engagement process or employee or contractor relationship (or the failure to establish such a relationship) with respect to any former employee or applicant or independent contractor of Seller or any Affiliate of Seller, or classes of the foregoing, to the extent such Liabilities are attributable to periods on or prior to the Closing Date (other than Liabilities to clients for breach of contract);

(j) any Liabilities arising out of or related to any Seller Employee who has not accepted an offer of employment with Purchaser or one of its Affiliates in connection with the Closing;

(k) any Liabilities arising out of or related to any alleged or actual misconduct of any current or former employee or independent contractor of Seller or any Affiliate of Seller (including the Seller Employees) prior to the Closing Date, including unlawful harassment, discrimination or retaliation, assault, battery, infliction of emotional distress, defamation, libel, slander, fraud, misrepresentation, theft or embezzlement (other than Liabilities to clients for breach of contract);

(l) any Liabilities in respect of Proceedings or possible Proceedings listed or cross-referenced in Schedule 4.10; and

(m) any Liabilities required to be reflected on the Final Updated Working Capital Statement which are not reflected thereon as a dollar amount.

2.4 Post-Closing Cooperation. Following the Closing, Seller shall cooperate with Purchaser and take such actions as Purchaser may reasonably request in connection with the transfer of the Assets to Purchaser. Without limiting the foregoing, Seller shall promptly (i) refer any client inquiries or communication relating to the business of Seller to Purchaser, (ii) deliver or cause to be delivered to Purchaser all mail received by Seller after the Closing addressed to Seller which relates to the business of Seller, the Assets or the Assumed Liabilities and (iii) deliver (and endorse, if necessary) to Purchaser any checks or other payments which Seller receives with respect to the Assets or the business of Seller.

2.5 Purchase Price. (a) At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) same-day funds by wire transfer to the account specified by Seller in writing at least one Business Day prior to the Closing in the total amount of $168,520,000 (the “Cash Consideration”) and (ii) the number of shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) equal to the quotient (rounded, if necessary, to the nearest whole number) obtained by dividing (x) $35,000,000 by (y) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal (the “Closing Date Share Price”), for the ten (10) consecutive trading days prior to the Closing Date (the “Share Consideration”); and Purchaser shall deposit a number of shares of Parent Common Stock (the “Escrowed Shares”) equal to the quotient (rounded, if necessary, to the nearest whole number) obtained by dividing (x) $15,000,000 by (y) the Closing Date Share Price on behalf of Seller and the Shareholders with The PrivateBank and Trust Company, as escrow agent (the “Escrow Agent”). The Escrowed Shares shall be maintained by the Escrow Agent to secure Seller’s and Shareholders’ obligations under Sections 2.7(d) and (e), 6.6, 10.1 and 10.2 of this Agreement and shall be administered and payable in accordance with an escrow agreement, dated as of the Closing Date, by and among the Escrow Agent, Seller and Purchaser (the “Escrow Agreement”). The sum of (x) $50,000,000 (which shall be paid in shares of Parent Common Stock as provided in this Section 2.5) and (y) the Cash Consideration is referred to herein as the “Initial Purchase Price.” The Initial Purchase Price, as adjusted pursuant to Sections 2.5(b), 2.5(c), 2.6(a), 2.7 and 2.8, is referred to herein as the “Purchase Price.”

(b) On the date that is 6 months and one day after the Closing Date (the “Contingent Payment Date”) the Purchaser shall pay Seller, in same-day funds (by wire transfer to the account specified by Seller in writing at least one Business Day prior to the Contingent Payment Date), in shares of Parent Common Stock, or in any combination thereof, with the form of such consideration to be determined at the sole election of Purchaser, an amount (the “Contingent Payment Value”) equal to (i) $35,000,000 less (ii) the product of (x) the number of shares of Parent Common Stock (as adjusted for any stock splits, stock dividends or reverse stock splits) issued as Share Consideration pursuant to Section 2.5(a) on the Closing Date and (y) the Adjusted Contingent Payment Date Share Price (such cash and/or stock, the “Contingent

Payment”). In the event Purchaser elects to pay any or all of the Contingent Payment Value in shares of Parent Common Stock, Purchaser shall deliver or cause to be delivered to Seller a number of shares of Parent Common Stock (the “Contingent Shares”) equal to the quotient (rounded, if necessary, to the nearest whole number) obtained by dividing (A) the amount of the Contingent Payment Value to be paid by Purchaser in shares of Parent Common Stock by (B) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal, for the ten (10) consecutive trading days prior to the Contingent Payment Date. Notwithstanding anything to the contrary, Purchaser shall not be required to make any Contingent Payment if the Contingent Payment Value is equal to or less than $0.00.

(c) On the date that is one (1) year from the date of this Agreement (or with respect to any Escrow Shares that are not released from escrow as of such date in accordance with the terms of the Escrow Agreement, the date such shares are released) (the “Contingent Escrow Payment Date”), Purchaser shall deposit with the Escrow Agent in same-day funds, in shares of Parent Common Stock, or in any combination thereof, with the form of such consideration to be determined at the sole election of Purchaser, an amount (the “Contingent Escrow Payment Value”) equal to (i) $15,000,000 (or such pro rata portion thereof, based on the Closing Date Share Price, to the extent that less than all of the Escrowed Shares are being released) less (ii) the product of (x) the number of shares of Escrowed Shares being released to Seller on the Contingent Escrow Payment Date (as adjusted for any stock splits, stock dividends or reverse stock splits) and (y) the Adjusted Contingent Escrow Payment Date Share Price (the “Contingent Escrow Payment”). In the event Purchaser elects to pay any or all of the Contingent Escrow Payment in shares of Parent Common Stock, Purchaser shall deliver or cause to be delivered to Escrow Agent a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the amount of the Contingent Escrow Payment Value to be paid by Purchaser in shares of Parent Common Stock by (ii) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal, for the ten (10) consecutive trading days prior to the Contingent Escrow Payment Date. Notwithstanding anything to the contrary, Purchaser shall not be required to make any Contingent Escrow Payment if the Contingent Escrow Payment Value is equal to or less than $0.00.

(d) Notwithstanding the foregoing to the contrary, in no event shall Parent issue more than 2,862,864 shares of Parent Common Stock (as adjusted for any stock splits, stock dividends or reverse stock splits) pursuant to this Agreement.

(e) Parent shall instruct its transfer agent to remove the restrictive legends from any certificates evidencing shares of Parent Common Stock held by Seller or any individual Shareholder, in each case, who is not an affiliate of Parent (i) in respect of the Share Consideration, on the Contingent Payment Date and (ii) in respect of the Escrowed Shares, on the Contingent Escrow Payment Date; provided that, as of such date, all applicable conditions in Rule 144 under the Securities Act are satisfied.

2.6 Allocation of Purchase Price.

(a) The Purchase Price (plus the Assumed Liabilities) will be allocated in the manner required by Section 1060 of the Code as between the Assets and the covenants in Section 6.8 and in accordance with Schedule 2.6. Within 120 days following the Closing Date, Purchaser shall prepare and deliver to Seller IRS Form 8594 and any required exhibits thereto, setting forth the initial allocation of the Purchase Price (plus the Assumed Liabilities) in the manner required by Section 1060 of the Code and in accordance with Schedule 2.6 (the “Allocation”). In the event that the determination of the Updated Net Closing Date Working Capital requires a change to the Allocation, Purchaser shall deliver to Seller a supplemental statement on Part III of IRS Form 8594, which shall be the “Allocation” for purposes of this Agreement. At Purchaser’s option, Purchaser may engage, at Purchaser’s expense, an independent appraisal firm selected by Purchaser to determine the fair market value of the Assets to facilitate such allocation. Purchaser agrees to pay Seller by wire transfer of immediately available funds to the account specified by Seller in writing at least one Business Day prior to such wire transfer any amount payable pursuant to Schedule 2.6 within three Business Days after final determination of any such amount.

(b) Seller, Shareholders and Purchaser shall (i) be bound by the Allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any Tax Return, any Proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute. If any addition to the Purchase Price is made pursuant to Section 2.8, the amount of such addition will be allocated by the Purchaser among the Assets in accordance with Section 1060 of the Code and the Allocation. Purchaser and Seller agree to file any additional Tax Return required to be filed pursuant to Section 1060 of the Code or other applicable Law.

(c) Notwithstanding anything contained herein to the contrary, for Tax purposes, the parties intend to treat the Contingent Payment Value right as a cash settlement put option issued as part of an investment unit comprised of such right and the Parent Common Stock comprising the Share Consideration delivered to Seller at Closing, which unit shall be deemed to have a fair market value determined as of the Closing Date equal to $35 million. For the avoidance of doubt, for Tax purposes, no portion of any payments made by Purchaser under the Contingent Payment Value right shall be treated as additional Purchase Price hereunder.

2.7 Working Capital Adjustment. (a) Within 180 days of the Closing Date, Purchaser shall deliver to Seller an unaudited statement of the Net Closing Date Working Capital of Seller (the “Preliminary Net Working Capital Statement”). The Preliminary Net Working Capital Statement shall be prepared in accordance with Schedule 1.1G.

(b) Within 45 days after March 31, 2009, Purchaser shall deliver to Seller a statement (the “Updated Working Capital Statement”) of Net Closing Date Working Capital of Seller prepared in accordance with Schedule 1.1G (the “Updated Net Closing Date Working Capital”).

(c) Seller shall have 30 days after delivery of each of the Preliminary Net Working Capital Statement and Updated Working Capital Statement by Purchaser to review the same, and to propose any adjustments thereto. During such period, Purchaser shall provide Seller with reasonable access to the books and records of Purchaser which are reasonably related to the Preliminary Net Working Capital Statement or Updated Working Capital Statement, as applicable. All adjustments proposed by Seller shall be set out in a written statement delivered to Purchaser (the “Adjustment Statement”) and shall be incorporated into the Preliminary Net Working Capital Statement or Updated Working Capital Statement, as applicable, except for such proposed adjustments to which Purchaser objects within 20 days of delivery thereof to Purchaser. The failure of Seller to deliver such Adjustment Statement within said 30-day period will constitute Seller’s acceptance of the Preliminary Net Working Capital Statement or Updated Working Capital Statement, as applicable, as prepared by Purchaser. If Purchaser objects to the Adjustment Statement within said 20-day period (the adjustments to which Purchaser objects being referred to herein as the “Contested Adjustments”), Purchaser and Seller shall attempt to resolve the dispute regarding the Contested Adjustments. If a final resolution thereof is not reached within ten Business Days of Seller’s receipt of Purchaser’s objections thereto, either Purchaser or Seller shall thereafter be entitled to refer any remaining Contested Adjustments to a nationally recognized accounting firm acceptable to Purchaser and Seller or, in the absence of agreement on the accounting firm within 5 days of notice by either Purchaser or Seller of intent to initiate such a referral, to Grant Thornton LLP (the firm so engaged, the “Independent Accounting Firm”). If there is a referral to the Independent Accounting Firm, each of Purchaser and Seller agree, if requested by the Independent Accounting Firm, to execute a reasonable engagement letter and shall submit to the Independent Accounting Firm not later than ten Business Days after its appointment, a written statement summarizing its position on the Contested Adjustments, together with such supporting documentation as it deems necessary. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Purchaser and Seller, and not by independent review, only the Contested Adjustments that have not been settled by negotiation and shall be instructed to render its decision within 45 days of its appointment or as soon thereafter as is reasonably practicable. The decision of the Independent Accounting Firm as to the Contested Adjustments shall be final and binding on, and shall not be subject to appeal by, Purchaser or Seller, and may be entered and enforced by any court having jurisdiction. The Preliminary Net Working Capital Statement shall be revised as necessary to reflect the decision of the Independent Accounting Firm, and the other modifications thereto previously agreed by Purchaser and Seller (the Preliminary Net Working Capital Statement, as so adjusted, being referred to herein as the “Final Closing Date Net Working Capital Statement,” and the Updated Working Capital Statement, as so adjusted, being referred to herein as the “Final Updated Working Capital Statement”). Each of Purchaser and Seller shall bear its own expenses incurred in connection with the resolution of the Final Closing Date Net Working Capital Statement or the Final Updated Working Capital Statement, as applicable, and the fees and expenses of the Independent Accounting Firm shall be shared equally by Purchaser, on the one hand, and Seller, on the other hand.

(d) The Initial Purchase Price shall be (i) increased on a dollar-for-dollar basis by the amount, if any, that the Net Closing Date Working Capital reflected on the Final Closing Date Net Working Capital Statement exceeds the Base Working Capital Amount or (ii) decreased on a dollar-for-dollar basis by the amount, if any, that the Net Closing Date

Working Capital reflected on the Final Closing Date Net Working Capital Statement is less than the Base Working Capital Amount. Purchaser agrees to pay Seller by wire transfer of immediately available funds to the account specified by Seller in writing at least one Business Day prior to such wire transfer the amount of any excess determined in accordance with clause (i) above, if any, and the Shareholders and Seller agree to pay Purchaser by wire transfer of immediately available funds to the account specified by Purchaser in writing at least one Business Day prior to such wire transfer the amount of any deficiency determined in accordance with clause (ii) above, if any, in each case, within three Business Days after the Final Closing Date Net Working Capital Statement is finally determined in accordance with Section 2.7(c).

(e) The Initial Purchase Price shall be (i) increased on a dollar-for-dollar basis by the amount, if any, that the Updated Net Closing Date Working Capital reflected on the Final Updated Working Capital Statement exceeds the Net Closing Date Working Capital reflected on the Final Closing Date Net Working Capital Statement or (ii) decreased on a dollar-for-dollar basis by the amount, if any, that the Updated Net Closing Date Working Capital reflected on the Final Updated Working Capital Statement is less than the Net Closing Date Working Capital reflected on the Final Closing Date Net Working Capital Statement. Purchaser agrees to pay Seller by wire transfer of immediately available funds to the account specified by Seller in writing at least one Business Day prior to such wire transfer the amount of any excess determined in accordance with clause (i) above, if any, and the Shareholders and Seller agree to pay Purchaser by wire transfer of immediately available funds to the account specified by Seller in writing at least one Business Day prior to such wire transfer the amount of any deficiency determined in accordance with clause (ii) above, if any, in each case, within three Business Days after the Final Updated Working Capital Statement is finally determined in accordance with Section 2.7(c).

2.8 Earn-Out Payments. (a) As additional consideration for the sale of the Assets by Seller to Purchaser, for the period beginning on the Closing Date and ending on December 31, 2011 (the “Earn-Out Period”), Purchaser shall pay to Seller (to an account specified by Seller in writing at least one Business Day prior to the date the payment for the 2008 Calculation Period is due) with respect to each Calculation Period within the Earn-Out Period an amount, if any, (each, an “Earn-Out Payment”) equal to (i)(A) the EBITDA Amount for such Calculation Period, minus (B) the EBITDA Threshold for such Calculation Period; multiplied by (ii) the Earn-Out Multiple for such Calculation Period.

(b) (i) Within 90 days of the end of each Calculation Period (or 120 days in the case of the final Calculation Period), Purchaser shall prepare a statement setting forth Purchaser’s calculation of the amount of the Earn-Out Payment that is due with respect to such Calculation Period (each, an “Earn-Out Calculation Statement”). Concurrently with the delivery of each Earn-Out Calculation Statement, Purchaser shall pay to Seller the amount of the Earn-Out Payment reflected thereon by wire transfer of immediately available funds to the account specified by Seller in writing pursuant to Section 2.8(a).

(ii) Seller shall have 30 days after delivery of the Earn-Out Calculation Statement by Purchaser to review the same, and to propose any adjustments thereto. During such period, Purchaser shall provide Seller with reasonable access to the books and records of Purchaser which are reasonably related to the Earn-Out Calculation Statement. All adjustments proposed by Seller shall be set out in a written statement delivered to Purchaser (the “Earn-Out Adjustment Statement”) and shall be incorporated into the Earn-Out Calculation Statement, except for such proposed adjustments to which Purchaser objects within 20 days of delivery thereof to Purchaser. The failure of Seller to deliver such Earn-Out Adjustment Statement within said 30-day period will constitute Seller’s acceptance of the Earn-Out Calculation Statement as prepared by Purchaser. If Purchaser objects to the Earn-Out Adjustment Statement within said 20-day period (the adjustments to which Purchaser objects being referred to herein as the “Contested Earn-Out Adjustments”), Purchaser and Seller shall attempt to resolve the dispute regarding the Contested Earn-Out Adjustments. If a final resolution thereof is not reached within ten Business Days of Seller’s receipt of Purchaser’s objections thereto, either Purchaser or Seller shall thereafter be entitled to refer any remaining Contested Earn-Out Adjustments to a nationally recognized accounting firm acceptable to Purchaser and Seller or, in the absence of agreement on the accounting firm within 5 days of notice by either Purchaser or Seller of intent to initiate such a referral, to Grant Thornton LLP. If there is such a referral to an independent accounting firm, each of Purchaser and Seller agree, if requested by the independent accounting firm, to execute a reasonable engagement letter and shall submit to the independent accounting firm not later than ten Business Days after its appointment, a written statement summarizing its position on the Contested Earn-Out Adjustments, together with such supporting documentation as it deems necessary. The independent accounting firm shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Purchaser and Seller, and not by independent review, only the Contested Earn-Out Adjustments that have not been settled by negotiation and shall be instructed to render its decision within 45 days of its appointment or as soon thereafter as is reasonably practicable. The decision of the independent accounting firm as to the Contested Adjustments shall be final and binding on, and shall not be subject to appeal by, Purchaser or Seller, and may be entered and enforced by any court having jurisdiction. The Earn-Out Calculation Statement shall be revised as necessary to reflect the decision of the independent accounting firm, and the other modifications thereto previously agreed by Purchaser and Seller, and any payments required to be made as a result thereof shall be paid within three Business Days of the final determination by the independent accounting firm. Each of Purchaser and Seller shall bear its own expenses incurred in connection with the resolution of the Earn-Out Calculation Statement, and the fees and expenses of the independent accounting firm shall be shared equally by Purchaser, on the one hand, and Seller, on the other hand. Seller and Shareholders agree that all Earn-Out Payments made to Seller shall be distributed in accordance with Schedule 2.8(b)(ii).

(iii) During the Earn-Out Period, appropriate measures will be taken by Purchaser to ensure that the Stockamp Practice generates separate financial statements sufficient to allow the Earn-Out Payments to be calculated and reviewed in accordance with this Agreement.

(c) (i) Parent agrees that during the Earn-Out Period, the Stockamp Practice will be included within the Parent’s Healthcare Division but shall be managed as a separate business unit. During the Earn-Out Period, either the Seller Representative or another individual designated by Parent’s Chief Executive Officer and reasonably acceptable to Seller will serve as the practice leader of the Stockamp Practice. During the Earn-Out Period, Parent will give either the Seller Representative or another individual designated by Parent’s Chief Executive Officer and reasonably acceptable to Seller authority, subject to the approval of Parent’s Vice President, Healthcare (currently David Shade) and Parent’s Chief Executive Officer, which shall not be unreasonably conditioned, delayed or withheld, to conduct the Stockamp Practice in the ordinary course, including approval of an annual budget for the Stockamp Practice (“Stockamp Budget”) and authority to (A) engage and dismiss personnel or outside contractors working for the Stockamp Practice, (B) determine and adjust base and bonus compensation of employees of the Stockamp Practice, and (C) determine the pricing terms of engagement with clients of the Stockamp Practice; provided, however, that if in any Calculation Period in respect to which bonus compensation is proposed to be paid to employees of the Stockamp Practice, the Stockamp Practice shall not have achieved both (i) a Gross Margin Amount for such Calculation Period that is greater than the Target Gross Margin for such Calculation Period and (ii) the EBITDA Bonus Target for such Calculation Period, any bonus compensation to personnel of the Stockamp Practice attributable solely to Stockamp Practice or corporate performance (but excluding any portion of bonus compensation attributable to individual performance) shall require the express approval of the Chief Executive Officer of Parent or his designee.

(ii) Parent agrees that if for any Calculation Period (excluding the 2008 Calculation Period) the Stockamp Practice achieves both (i) a Gross Margin Amount for such Calculation Period that is greater than the Bonus Target Gross Margin for such Calculation Period and (ii) the EBITDA Target for such Calculation Period, the practice leader of the Stockamp Practice shall have authority to determine an aggregate amount of non-budgeted discretionary bonus compensation to be paid to employees of the Stockamp Practice (the “Aggregate Gross Margin Bonus”); provided, however, that in no event shall the Aggregate Gross Margin Bonus for a Calculation Period exceed the Gross Margin Bonus Pool for such Calculation Period.

(iii) Parent agrees that, during the Earn-Out Period, (1) effective January 1, 2009, the Stockamp Practice will have the exclusive right to conduct Parent’s Business, and all of Parent’s employees engaged in Parent’s Business as of December 31, 2008 will be reassigned to the Stockamp Practice (reporting to the Stockamp Practice leader) and (2) Parent will direct exclusively all potential clients of the Business to, and otherwise use commercially reasonable efforts to promote the Stockamp Practice, including introductions of Stockamp Practice personnel to client executives or contacts of other Parent practices with potential engagement opportunities related to the Business, with the understanding that, with respect to all potential engagement opportunities unrelated to the Business but related to other Parent practices, the Stockamp Practice will direct its clients to, and otherwise use commercially reasonable efforts to promote, such Parent practices.

(iv) Notwithstanding anything in this Section 2.8 to the contrary, the operation of the Stockamp Practice shall at all times be subject to the oversight of Parent’s Chief Executive Officer or his designee and to the general accounting, financial reporting, legal, information technology, human resources and other generally applicable polices and practices of Parent.

(v) Following the Closing Date, Parent shall provide the Stockamp Practice with the services identified on Schedule 2.8(c)(v) (“Corporate Services”) in a commercially reasonable manner (and, at minimum, at the same level of availability, quality and responsiveness as Parent provides its other practices), for which Parent shall assume all costs without reimbursement from the Stockamp Practice.

(vi) The Stockamp Practice may continue to use the name “Stockamp & Associates” immediately following the Closing and for a period ending December 31, 2009. After December 31, 2009, the name under which the Stockamp Practice shall operate shall be determined by Purchaser in its sole discretion.

(vii) In the event that Parent intends to (A) acquire a business that it will integrate with, or which is competitive with the Business of, the Stockamp Practice or (B) effect a sale, lease, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions undertaken with a common purpose, of the Stockamp Practice or Parent’s Business, or of all or substantially all of the assets thereof, (any of the foregoing, a “Fundamental Change”), Parent shall notify Seller promptly of such Fundamental Change, and the parties shall negotiate in good faith to adjust the EBITDA Thresholds, EBITDA Targets, Bonus Target Gross Margin or other provisions of this Section 2.8 as necessary to preserve the original intent hereof and to maintain Seller’s ability to earn the additional consideration contemplated hereby in light of the Fundamental Change.

(viii) During any Calculation Period, without the prior written consent of the Seller Representative, Purchaser and its Affiliates shall not transfer, solicit to hire or engage, or hire or engage, any employee of Parent’s Business to work in any business of Parent other than the Stockamp Practice. For the avoidance of doubt, the foregoing shall not in any way limit Purchaser’s or Parent’s internal or external communications regarding employment opportunities as long as such communications are not specifically targeted at employees of Parent’s Business.

(ix) If on January 1, 2009, (A) either of the persons listed on Schedule 2.8(c)(ix) is no longer employed by Parent or one of its Affiliates or, if so employed, not assigned to the Stockamp Practice (reporting to the Stockamp Practice leader), or (B) more than 25% of the employees of Parent and its Affiliates engaged primarily in Parent’s Business on the Closing Date are either no longer employed by Parent or one of its Affiliates or, if so employed, not assigned to the Stockamp Practice

(reporting to the Stockamp Practice leader) excluding any such employee that has been replaced by Parent and its Affiliates at or prior to January 1, 2009, the parties shall promptly meet to evaluate the impact of such circumstances on the Stockamp Practice’s capacity to achieve the EBITDA Thresholds for the remaining Calculation Periods. If the parties agree that, in light of the circumstances described in the preceding sentence, adjustments to the provisions of this Section 2.8 are necessary to preserve the original intent hereof, the parties will negotiate in good faith to adjust such provisions to maintain Seller’s ability to earn the additional consideration contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Except as disclosed in the schedules referred to in this Agreement (the “Disclosure Schedules”) delivered at or prior to the date of this Agreement (it being understood that each disclosure in the Disclosure Schedules shall qualify other sections or subsections of this Article III to which such disclosure is reasonably apparent on its face to be applicable, and shall be deemed to be incorporated in any such other schedule of the Disclosure Schedules), each Shareholder severally, and not jointly, represents and warrants to Purchaser as follows:

3.1 Authorization. Such Shareholder has the requisite right, power and legal capacity to execute, deliver and perform this Agreement and his or her Related Agreements and to consummate the transactions contemplated hereby and thereby.

3.2 Binding Effect. This Agreement has been, and each of the Related Agreements to which such Shareholder is a party will be, duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by Purchaser, this Agreement is, and each Related Agreement will be, legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to the Enforceability Limitations.

3.3 No Violations. Except as set forth on Schedule 3.3, the execution, delivery and performance by such Shareholder of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not (a) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Shareholder under, or result in the creation of any Lien upon any of the assets of such Shareholder under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the forgoing under, any Contract to which such Shareholder is a party or to which such Shareholder’s assets or properties is subject or (b) subject to obtaining the Required Consents, violate or result in a breach of, or constitute a default under, any Law or Judgment applicable to such Shareholder or by which such Shareholder or any of his or her assets or properties is bound or affected, except for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to impair materially such Shareholder’s ability to effect the Closing and to perform such Shareholder’s other obligations under this Agreement and the Related Agreements.

3.4 Consents and Approvals. Except as set forth on Schedule 3.4 (together with the Consents, notices and filings referred to in Schedule 4.5, the “Required Consents”), no Consent is required to be obtained by such Shareholder from, and no notice or filing is required to be given by such Shareholder to, or made by such Shareholder with, any Governmental Authority or other Person in connection with the execution, delivery and performance by such Shareholder of this Agreement and the Related Agreements, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing, individually or in the aggregate, would not reasonably be expected to impair materially such Shareholder’s ability to effect the Closing and to perform such Shareholder’s other obligations under this Agreement and the Related Agreements.

3.5 Litigation. There is no Proceeding pending or, to the Knowledge of such Shareholder, threatened by or against such Shareholder (a) relating to Seller (or any of its officers, directors, employees or agents in their capacity as such), (b) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (c) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or the Related Agreements. Such Shareholder has not received notice from any Person asserting facts or circumstances which are reasonably likely to give rise to the initiation of a Proceeding against such Shareholder relating to Seller.

3.6 Brokers and Finders. Except as set forth on Schedule 3.6, no investment banker, broker, finder or other intermediary (a) has been retained by, (b) is authorized to act on behalf of or (c) is entitled to any fee or commission from such Shareholder or any Affiliate of such Shareholder in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

SELLER AND SHAREHOLDERS RELATING TO SELLER

Except as disclosed in the Disclosure Schedules (it being understood that each disclosure in the Disclosure Schedules shall qualify other sections or subsections of this Article IV to which such disclosure is reasonably apparent on its face to be applicable, and shall be deemed to be incorporated in any such other schedule of the Disclosure Schedules), Shareholders and Seller represent and warrant to Purchaser as follows:

4.1 Organization; Subsidiaries. (a) Seller is duly organized and validly existing under the Laws of Oregon, with all requisite corporate power and authority to conduct its Business and to own, lease and operate its properties and assets where now conducted, owned, leased or operated and as currently proposed to be conducted, owned, leased or operated. Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where such license or qualification is required to carry on its Business. The jurisdictions in which Seller is licensed or qualified to do business as foreign corporations are set forth on Schedule 4.1(a). True and complete copies of the articles of incorporation and by-laws of Seller, as amended to date, have been delivered to Purchaser. Seller is not in violation of any provision of its articles of incorporation or by-laws. Seller has no direct or indirect subsidiaries, either wholly or partially owned, Seller does not hold any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any capital stock or other equity security issued by any Person and there are no Contracts to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.1(a), there are no Contracts of Seller which relate to any shares of capital stock or other securities of Seller or the management or operation of Seller.

(b) Schedule 4.1(b) sets forth a complete and accurate list of any and all amounts payable to any current or former shareholder of Seller as a Former Shareholder Excess Payment or otherwise, including the name of and amount payable to such shareholder. Except as set forth on Schedule 4.1(b), there are no Liabilities of the Seller, and neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will give rise to any Liabilities of Seller, to any current or former shareholder of Seller.

4.2 Authorization. The transactions contemplated by this Agreement have been approved by all necessary corporate action of Seller. No additional authorization on the part of Seller or its shareholders is necessary in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements. Seller has the requisite power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Seller, and no additional authorization on the part of Seller or its shareholders is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the Related Agreements.

4.3 Binding Effect. This Agreement has been, and each of the Related Agreements to which Seller is a party will be, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by Purchaser, this Agreement is, and each Related Agreement will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the Enforceability Limitations.

4.4 No Violations. The execution, delivery and performance by Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of the articles of incorporation, bylaws or Shareholders’ Agreement of Seller, (b) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or result in the creation of any Lien upon any of the assets of Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the forgoing under, any

Contract or (c) subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under, any Law or Judgment applicable to Seller or by which Seller or any of its assets or properties is bound or affected, except, in the cases of clauses (b) and (c), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to impair materially Seller’s ability to effect the Closing and to perform its other obligations under this Agreement and the Related Agreements.

4.5 Consents and Approvals. Except as set forth on Schedule 4.5 and any filing required with respect to the notification requirements of the HSR Act, no Consent is required to be obtained by Seller from, and no notice or filing is required to be given by Seller to, or made by Seller with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Seller of this Agreement and the Related Agreements, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing, individually or in the aggregate, would not reasonably be expected to impair materially Seller’s ability to effect the Closing and to perform its other obligations under this Agreement and the Related Agreements.

4.6 Financial Statements; No Undisclosed Liabilities. The Financial Statements (i) have been prepared from, are in accordance with and accurately reflect the accrual-basis books and records of Seller, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods to which they relate, except that the Most Recent Financial Statements do not contain the footnotes required by GAAP and are subject to normal year end adjustments, none of which are, individually or in the aggregate, material, and (iii) fairly present, in all material respects, the financial condition of Seller as of such dates and the results of operations and cash flows of Seller for such periods. Seller has no material Liabilities and is not a guarantor, indemnitor, surety or other obligor of any Liabilities of any other Person (including “off-balance sheet” Liabilities) other than (i) as set forth on Schedule 4.6 or in the balance sheet of the Most Recent Financial Statements and (ii) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice since March 31, 2008.

4.7 Absence of Change. Except as disclosed on Schedule 4.7, since December 31, 2007 (i) Seller has been operated in the ordinary course in a manner consistent with past practice, (ii) Seller has not suffered a Material Adverse Effect, nor, to the Knowledge of Seller, has there been any event, change, effect or circumstance, individually or in the aggregate, that would reasonably be expected to cause Seller to suffer a Material Adverse Effect in the foreseeable future and (iii) Seller has not taken any action, which if taken after the date hereof, would violate the provisions of Section 6.1.

4.8 Compliance with Laws. Except as set forth on Schedule 4.8, Seller is and has been in compliance with all applicable Laws and Judgments in all material respects, and Seller has not received any notice from any Governmental Authority or other Person, alleging that Seller is violating any applicable Law or Judgment.

4.9 Permits. Schedule 4.9 sets forth each material Permit affecting, or relating to, the business and operations of Seller held by Seller. Except as set forth on Schedule 4.9, such Permits are valid and in full force and effect and Seller is not and has not been in default under any Permit and no condition exists that with notice or lapse of time or both would constitute default under the Permits. None of such Permits will, assuming the related Required Consents have been obtained, be terminated, be impaired, become terminable or otherwise be affected as a result of the transactions contemplated by this Agreement or the Related Agreements. Seller has all Permits required to conduct its Business and Seller is and has been operating its Business pursuant to and in compliance with the terms of all such Permits in all material respects.

4.10 Litigation; Judgments. Except as set forth on Schedule 4.10, there are no Proceedings pending or, to the Knowledge of Seller, threatened, (a) involving Seller (or any of Seller’s officers, directors, employees or agents in their capacity as such), (b) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (c) that seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement. Seller has not received notice from a Person asserting facts or circumstances which are reasonably likely to give rise to the initiation of a Proceeding against Seller. Except as set forth on Schedule 4.10, Seller is not subject to any Judgment, and Seller has not entered into any agreement to settle or compromise any Proceeding pending or threatened against it that has involved any obligation other than the payment of money for which Seller has no continuing obligation.

4.11 Engagements; Pre-Closing Clients. (a) Except as set forth on Schedule 4.11(a), all services provided by Seller under the Completed Engagements, In-Process Engagements and Support Engagements have in all material respects been in conformity with all applicable contractual commitments and standards of care and all express and implied warranties under the Completed Engagements, In-Process Engagements and Support Engagements.

(b) Schedule 4.11(b) is a true, correct and complete list of the Pre-Closing Clients since January 1, 2005 and Support Clients as of the date of this Agreement. At the Closing, Seller shall deliver an updated Schedule 4.11(b) that will be a true, correct and complete list of the Pre-Closing Clients since January 1, 2005 and Support Clients as of the Closing Date. Except as set forth on Schedule 4.11(b), since December 31, 2007 (i) there has been no material adverse change in the business relationship between Seller and any Pre-Closing Client or Support Client, (ii) there has been no material dispute between Seller and any Pre-Closing Client or Support Client and (iii) no Pre-Closing Client or Support Client has advised Seller that it intends to terminate, cancel or otherwise seek to modify materially the terms of any In-Process Engagement or Support Engagement, other than in the ordinary course, including the performance of In-Process Engagements or Support Engagements in accordance with their terms. Since December 31, 2007 through the date of this Agreement, no Pre-Closing Client or Support Client has reduced materially the level of business conducted with Seller, other than in the ordinary course, including the performance of In-Process Engagements or Support Engagements in accordance with their terms.

4.12 Contracts. (a) Schedule 4.12 sets forth an accurate and complete list of (i) all material Contracts (A) entered into since January 1, 2005, (B) pursuant to which Seller is providing services or (C) which is otherwise still in effect and pursuant to which Seller has any Liabilities and (ii) each of the following types of Contracts to which Seller is a party or by which it is bound, or to which its assets are subject:

(i) any employment, consulting, management, personal service, agency or other Contract of any kind with an employee, officer or member of Seller or any of its Affiliates;

(ii) any loan agreement, credit facility or other similar Contract pursuant to which Seller has made any loans or advances that are outstanding or will make any loans or advances;

(iii) any loan agreement, credit facility or other similar Contract pursuant to which Seller has or will incur debts or become a guarantor or surety or pledged its credit on behalf of or otherwise become responsible with respect to an undertaking by another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course);

(iv) any Contract involving a partnership, joint venture, or other cooperative undertaking;

(v) any Contract involving any restriction with respect to the geographic area of operations or scope or type of business of Seller;

(vi) any Contract involving the provision of consulting or other services by or on behalf of Seller, including all Contracts evidencing the In-Process Engagements and Support Engagements;

(vii) all Contracts by which Seller licenses or otherwise obtains the right to use the Intellectual Property Rights of any other Person (other than click-wrap, shrink-wrap or similar standard end-user object code licenses to commercially available off-the-shelf software) or by which Seller is restricted in its right to use or register, or licenses or otherwise permits any other Person to use or register, Intellectual Property Rights;

(viii) any Contract that requires Seller to obtain the Consent of a Person upon the occurrence of a change of control or which gives a Person a right of termination, amendment, cancellation or acceleration upon the occurrence of a change of control;

(ix) any Contract pursuant to which Seller leases any material items of tangible personal property;

(x) any material Contract pursuant to which Seller leases any real property (whether by virtue of direct lease, ground lease or sublease) (each, a “Material Lease”) and any additional Contract pursuant to which Seller leases any real property (whether by virtue of direct lease, ground lease or sublease) but which would not be considered material to the operation of Seller (each, an “Additional Lease” and together with the Material Leases, the “Leases”);

(xi) any agreement by which Seller indemnifies or holds harmless any other Person other than agreements entered into in the ordinary course of business consistent with past practice; and

(xii) any agreement involving the acquisition, merger or purchase of the assets or business of a Person other than purchases of inventory and equipment in the ordinary course of business consistent with past practice.

(b) Seller has delivered to Purchaser accurate and complete copies of each Contract set forth on Schedule 4.12. Each Contract listed or required to be listed on such schedule is a legal, valid, binding, obligation of Seller and, to the Knowledge of Seller, the other Persons party thereto and is enforceable in accordance with the terms thereof, subject to the Enforceability Limitations. Seller is not in material breach or material default of any Contract, and to the Knowledge of Seller, (i) no other party to any such Contract is in material breach or material default thereof and (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or material default, or permit termination, modification or acceleration under any such Contract.

4.13 Properties.

(a) Seller does not own any real property. Seller does not lease any real property other than the real property leased pursuant to the real property leases listed on Schedule 4.12(a)(x) (the “Real Property”). The Real Property constitutes all of the land, buildings and structures used by Seller in the conduct of its business. With respect to the Real Property:

(i) Seller has a good and valid leasehold interest in the Real Property leased pursuant to the Material Leases (subject to the terms of the applicable Material Lease governing its interests therein), in each case free and clear of all Liens other than Liens listed or described on Schedule 4.13(a)(i) and Permitted Liens;

(ii) subject to the Enforceability Limitations, each Material Lease is the legal, valid, binding, and enforceable obligation of Seller, and, to the Knowledge of Seller, is in full force and effect and the binding obligation of the other parties thereto and will continue to be the legal, valid, binding, and enforceable obligation of Seller following the consummation of the transactions contemplated by this Agreement;

(iii) Seller has not received any written notice that it is in default under any Material Lease, nor to the Knowledge of Seller, is Seller in material default under any Material Lease, and no event has occurred, which (with notice or lapse of time or both) would constitute a material default by Seller under any Material Lease;

(iv) Seller has not provided written notice to the landlord that such landlord is in default under any Material Lease, nor to the Knowledge of Seller, is the landlord in material default under any Material Lease, and no event has occurred which (with notice or lapse of time or both) would constitute a material default by the landlord under any Material Lease;

(v) there are no material disputes, oral agreements or forbearance programs in effect as to any Material Lease;

(vi) Seller has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by any Material Lease except as set forth on Schedule 4.13(a)(vi);

(vii) there are no outstanding options or rights of any party to terminate any Material Lease prior to the expiration of the term thereof except to the extent set forth on Schedule 4.13(a)(vii);

(viii) to the Knowledge of Seller, there are no pending or threatened condemnation proceedings, investigations or Proceedings relating to the Real Property;

(ix) to the Knowledge of Seller, there are no Contracts granting to any Person (other than Seller) the right of use or occupancy of any portion of the Real Property leased pursuant to the Material Leases;

(x) all buildings and improvements located on the Real Property leased pursuant to the Material Leases are supplied with gas, electricity, water, telephone, sanitary sewer and storm sewer and other utilities and services adequate for the operation of such buildings and improvements for the current use of such Real Property;

(xi) no portion of the Real Property leased pursuant to the Material Leases has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored in accordance with the terms of the applicable Material Lease;

(xii) Seller has delivered to Purchaser true, correct and complete copies of all Material Leases (including any amendments, modifications or supplements thereto) and all other documents and agreements pertaining to the use of the Real Property leased pursuant to the Material Leases; and

(xiii) other than the Material Leases, Seller leases only residential real property for a duration of less than one year pursuant to the Additional Leases.

(b) Schedule 4.13(b) includes a list as of May 31, 2008 of all material tangible personal property owned by Seller having an individual book value in excess of $25,000.

4.14 Title to Assets; Condition and Sufficiency of Assets. (a) Except as disclosed in Schedule 4.14, Seller has, and shall transfer to Purchaser at the Closing, good, valid and marketable title to, or valid leasehold interests in, the Assets, free and clear of any Lien other than Permitted Liens. The Assets include all rights, properties and other assets (tangible or intangible) used to conduct the Business of Seller or necessary to permit Purchaser to conduct the Business after the Closing in the same manner as the Business has been conducted by Seller prior to the Closing Date; provided, however, that the representation and warranty in this sentence shall not be deemed or construed as a representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of any Intellectual Property Rights of any Person (which is addressed solely in Section 4.15(c) below).

4.15 Intellectual Property Rights. (a) Schedule 4.15(a) sets forth a true, complete and correct list of all (i) Registered Intellectual Property, (ii) material unregistered Trademarks and Copyrights, and (iii) material Software, in each case, owned by Seller. Seller is the sole and exclusive owner, and as to Registered Intellectual Property, the owner of record, in all applicable patent, trademark and copyright offices, of all right, title and interest to such Intellectual Property Rights, and all such Intellectual Property Rights are subsisting and (excluding applications for registration of Intellectual Property Rights), to the Knowledge of Seller, valid and enforceable. Notwithstanding the foregoing or any provision of this Agreement to the contrary, but without limiting the provisions of Section 4.15(c), Seller and the Shareholders make no representation or warranty that Persons other than Seller have not independently created (without misappropriation or other violation of Seller’s Intellectual Property Rights) information that may be substantially the same or similar to Trade Secrets used by Seller in its Business. Except as disclosed in Schedule 4.15(a), there are no actions that must be taken within four (4) months from the date hereof, including the payment of fees or filing of documents, to obtain, maintain or renew any Registered Intellectual Property.

(b) Except as disclosed in Schedule 4.15(b), Seller owns, or is validly licensed or otherwise has the valid and enforceable right to use, free and clear of all Liens, all Seller Intellectual Property; provided that, with respect to Seller Intellectual Property that is not owned by Seller, Seller and the Shareholders make no representation or warranty with respect to (i) the right of Seller to enforce Intellectual Property Rights in such Seller Intellectual Property, other than Seller’s rights under the license agreement applicable to any such Intellectual Property Rights, or (ii) the validity or enforceability of the Intellectual Property Rights held by the owner of such Seller Intellectual Property, or (iii) Liens on the owner’s interest in such Seller Intellectual Property to which the rights of Seller may be subject. All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed for the purposes of maintaining the Registered Intellectual Property.

(c) Except as set forth on Schedule 4.15(c), (i) the use of Seller Intellectual Property as currently used by Seller, and the conduct of the Business of Seller, as currently conducted, (x) to the Knowledge of Seller, does not infringe the Patent rights of any other Person, and (y) does not infringe, dilute, misappropriate or otherwise violate any other Intellectual Property Rights of any other Person, (ii) no Proceedings have been instituted or asserted against Seller and neither Seller nor any of the Shareholders have received a written notice (A) claiming that the use by Seller of any Intellectual Property Rights, or the conduct of the Business of Seller, including the manufacture, sale, licensing or use of any of the products or services manufactured, sold, licensed or used by Seller, and the processes, methodologies and other Intellectual Property Rights employed by Seller, infringes, misappropriates, dilutes or otherwise violates the rights of another Person or (B) challenging the ownership rights of Seller to any Intellectual Property Rights or the validity or enforceability of any Seller Intellectual Property (including any cancellation, opposition, or other Proceeding before an intellectual property registry) and (iii) to the Knowledge of Seller, there is no unauthorized use, infringement, misappropriation, dilution or other violation or improper use of Seller Intellectual Property by any Person, and no such claims have been asserted or threatened against any other Person by Seller.

(d) Except as set forth on Schedule 4.15(d), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the Consent of any other Person in respect of, Purchaser’s right to own, use, or hold for use any of Seller Intellectual Property.

(e) Except as set forth on Schedule 4.15(e), Seller has at all times complied in all material respects with all applicable Laws, as well as its own and its customers’ rules, policies, and procedures relating to privacy, data protection, and collection and use of personal information to which Seller has had access or has collected, used or held for use in the conduct of its Business. Seller has at all times taken reasonable measures to ensure that such information, and any Trade Secrets of Seller, are protected against unauthorized access, disclosure, use, modification, or other misuse. No claims have been asserted or, to the Knowledge of Seller, threatened against Seller alleging a violation of any Person’s privacy, personal information or data rights.

(f) Except as set forth on Schedule 4.15(f), with respect to Software that is Seller Intellectual Property, Seller and its sublicensees have not experienced any, and there are no, material defects or disruptions in such Software that have not been corrected, and no such Software that is owned by Seller and, to the Knowledge of Seller, no such Software that is licensed to Seller, (i) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, (ii) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public or (iii) has been (or is required to be) delivered to an escrow agent or other third Person where such Person has been (or will be) provided a copy or granted access to any source code of such Software.

(g) Neither the Seller nor any current or former Affiliate, partner, director, shareholder, officer or employee of the Seller will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any Seller Intellectual Property.

4.16 Taxes. Except as set forth on Schedule 4.16:

(a) All Tax Returns required to be filed with respect to Seller or any affiliated, consolidated, combined, unitary or similar group of which Seller is or was a member have been duly and timely filed in all required jurisdictions, and all such Tax Returns are true, correct and complete in all material respects. Seller has duly and timely paid all Taxes (including estimated taxes) for which Seller is liable (whether or not shown on any Tax Return). There are no Liens with respect to Taxes (except for Liens with respect to current Taxes not yet due and payable) upon any of the Assets.

(b) No audit or other Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any Taxes due from Seller or any Tax Return filed or required to be filed by, relating to or including Seller. No assessment or deficiency for any Tax has been proposed or threatened against Seller. There are no unexpired waivers of any statute of limitation with respect to any Taxes for which Seller may be liable.

(c) Seller has not been and is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the withholding, depositing or reporting of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3102, 3401 and 3406 of the Code or similar provisions under any state, local or foreign laws). Seller has duly and timely withheld from salaries, wages and other compensation and reported and deposited with the appropriate taxing authorities all amounts required to be so withheld, reported and/or deposited for all periods under all applicable Laws.

(d) No claim has ever been made in writing, and, to the Knowledge of Seller, no claim has ever been made, by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Schedule 4.16(d) sets forth a list of each jurisdiction with respect to which Seller has filed a Tax Return during the last four years, the type of Tax or Taxes to which each such Tax Return relates and the most recent year for which each such Tax Return was filed.

(e) Seller is not a “foreign person” within the meaning of Section 1445(a) of the Code.

4.17 Employee Matters. (a) (i) Schedule 4.17(a)(i) sets forth an accurate list of the names, titles, overtime classification, annual compensation and all bonus and similar payments made with respect to such individual for the current and preceding fiscal year of all employees of Seller (the “Seller Employees”) as of the date hereof. Except as set forth on Schedule 4.17(a)(i), to the Knowledge of Seller, none of the Seller Employees intends to terminate his or her employment with Seller within six months from the date hereof.

(ii) Schedule 4.17(a)(ii) sets forth an accurate list of the names of, and the contract rates and other payments made to or with respect to, all independent contractors and consultants providing services to Seller. To the Knowledge of Seller, all independent contractors and consultants providing personal services to Seller have been properly classified as independent contractors for purposes of applicable Laws, including Laws applicable to employee benefits.

(b) Seller is not a party to, or bound by, any labor agreement, collective bargaining agreement, shop agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, labor organization, trade union or works council, nor has any such entity made a pending demand for recognition or certification, and there are no representation or certification proceedings, or petitions seeking a representation proceeding, currently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are currently no actual or, to the Knowledge of Seller, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Seller, nor has there been any of the foregoing during the three-year period before the date of this Agreement.

(c) Seller has and currently is conducting its business in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment, layoffs and shut-downs, immigration, work authorization, classification of employees and independent contractors, health and safety, wages and hours and non-discrimination in employment. There is currently no (i) notice of any unfair labor practice charge, complaint or other Proceeding pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Authority against Seller, (ii) notice of any complaints, grievances, arbitrations or other Proceedings, whether or not filed pursuant to a collective bargaining agreement, against Seller, (iii) notice of any charge, complaint or other

Proceeding with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, (v) notice of any Proceedings against Seller relating to or concerning workers’ compensation, short-term disability, or long-term disability or (vi) notice of any Proceeding pending or, to Seller’s Knowledge, threatened in any forum by or on behalf of any Seller Employee or former employee of Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) There are no personnel manuals, handbooks, policies, rules or procedures applicable to Seller Employees other than those set forth on Schedule 4.17(d), true and complete copies of which have been made available to Purchaser. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any employment agreement, consulting agreement or any other labor-related agreement to which Seller is a party or by which it is bound, or that pertains to any of Seller Employees.

4.18 Seller Benefit Plans. (a) Schedule 4.18 contains a list of each employee benefit plan, contract, program, policy or arrangement sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates may have any Liability and each employment, severance, change in control or similar agreement to which Seller or any ERISA Affiliate is a party (collectively, the “Seller Benefit Plans”). An accurate and complete copy of each Seller Benefit Plan and all Contracts related thereto, or the funding thereof, each as in effect on the date hereof, has been supplied or made available to Purchaser. In the case of any Seller Benefit Plan which is not in written form, Purchaser has been supplied with an accurate description of such Seller Benefit Plan as in effect on the date hereof. A true and correct copy of (i) the most recent annual reports, actuarial reports and accountant’s opinions of the plan’s financial statements, (ii) the most recent summary plan description, (iii) each summary of material modification, (iv) each participant notice under section 204(h) of ERISA and (v) Internal Revenue Service determination letter with respect to each Seller Benefit Plan, to the extent applicable, has been supplied or made available to Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

(b) Except as set forth in Schedule 4.18(b), with respect to each Seller Benefit Plan:

(i) each Seller Benefit Plan complies and has been administered in form and in operation in all material respects in accordance with its terms and with all applicable requirements of Law, and to the Knowledge of Seller no event has occurred which would reasonably be expected to cause any such Seller Benefit Plan to fail to comply with such requirements, and no notice has been issued by any Governmental Authority questioning or challenging such compliance;

(ii) since January 1, 2005, each Seller Benefit Plan which is subject to section 409A of the Code has been administered in good faith compliance with section 409A and applicable guidance issued thereunder;

(iii) each Seller Benefit Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA) is the subject of a favorable determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan under section 401(a) of the Code or is intended to so qualify and has remaining a period of time under the Code, applicable Treasury regulations or Internal Revenue Service guidance, in which to request, and make any necessary amendments to obtain, such a letter; and no event has occurred which will or could give rise to disqualification of any such plan under such sections;

(iv) no Seller Benefit Plan is, and neither Seller nor any of its ERISA Affiliates contributes to, has contributed to, or has any Liability with respect to, any employee benefit plan that is (a) a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, (b) a “multiple-employer plan” as contemplated by section 413(c) of the Code and regulations promulgated thereunder, or (c) subject to Title IV of ERISA; and

(v) there are no actions, suits, audits, investigations or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened, involving any Seller Benefit Plan or the assets thereof and no facts exist which would reasonably be expected to give rise to any such actions, suits, audits, investigations or claims (other than routine claims for benefits).

(c) Except as set forth in Schedule 4.18(c), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

4.19 Insurance. Schedule 4.19 sets forth an accurate and complete list of all policies of insurance owned or held by Seller, true and complete copies of which have been delivered to Purchaser. All such policies are in full force and effect, all premiums with respect thereto have been paid, Seller is otherwise in full compliance with the terms and conditions of such policies, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient to comply with all requirements of Law and of any Contract to which

Seller is a party. To the Knowledge of Seller, there has been no threatened termination of, premium increase with respect to or material altercation of coverage under, any such policy. Seller has not been refused any insurance with respect to its business, operations or assets, nor has its coverage been limited, by any insurance company to which it has applied for any such insurance or with which it has carried insurance.

4.20 Affiliate Transactions. Except as set forth on Schedule 4.20, no officer, director, or shareholder of Seller, or any Affiliate or associate of any of the foregoing, owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is, or has been at any time in the last three years, an officer, director, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of, or otherwise has a business relationship with, Seller; and no officer, director or shareholder of Seller, or any Affiliate or associate of any of the foregoing, (i) has made, on behalf of Seller, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer, director, or shareholder of Seller, or any Affiliate or associate of any of the foregoing, is an officer, director or employee or consultant or otherwise holds an interest in (except stock holdings solely for investment purposes in securities of publicly held and traded companies), (ii) owes any money to Seller (except for reimbursement of advances in the ordinary course of business consistent with past practice) or (iii) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Seller.

4.21 Environmental Matters. Except as set forth on Schedule 4.21, (a) Seller is and has been in compliance in all material respects with all Laws relating to the protection of human health or the environment (“Environmental Laws”); (b) Seller has not received any notice or claim alleging that it is not in such compliance or otherwise has Liability under Environmental Laws; and (c) the Seller has no Knowledge of any facts or circumstances, including the release of any hazardous substance at any property currently or formerly owned or operated by Seller, that would reasonably be expected to result in Seller’s incurring any Liability under Environmental Laws.

4.22 Brokers and Finders. Except as set forth on Schedule 4.22, no investment banker, broker, finder or other intermediary (a) has been retained by, (b) is authorized to act on behalf of or (c) is entitled to any fee or commission from Seller or any Affiliate of Seller in connection with the transactions contemplated by this Agreement.

4.23 Full Disclosure. The information furnished by Seller to Purchaser or its representatives in connection with this Agreement (including the Financial Statements and the Disclosure Schedules), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information, in the light of circumstances in which such information has been furnished, not materially misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as disclosed in the Purchaser Disclosure Schedules (it being understood that each disclosure in the Purchaser Disclosure Schedules shall qualify other sections or subsections of this Article V to which such disclosure is reasonably apparent on its face to be applicable, and shall be deemed to be incorporated in any such other schedule of the Purchaser Disclosure Schedules), each of Parent and Purchaser represents and warrants to Seller as follows:

5.1 Organization. Each of Parent and Purchaser is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. Each of Parent and Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation by each of Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action of Parent and Purchaser, and no additional authorization on the part of Parent or its stockholders or Purchaser is necessary in connection with the execution, delivery and performance by Parent and Purchaser of this Agreement or the Related Agreements.

5.3 Binding Effect. This Agreement has been, and each of the Related Agreements to which Parent and Purchaser is a party will be, duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by Seller and the Shareholders, this Agreement is, and each Related Agreement will be, legal, valid and binding obligations of Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

5.4 No Violations. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Purchaser, (b) conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Parent or Purchaser under, or result in the creation of any Lien upon any of the assets of Parent or Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any contract or agreement to which Parent or Purchaser is a party or to which or any of its assets of properties is subject or (c) violate or result in a breach of, or constitute a default under, any Law or Judgment applicable to Parent or Purchaser or by which Parent or Purchaser or any of its assets or properties is bound or affected, except, in the cases of clauses (b) and (c), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to materially impair Purchaser’s ability to effect the Closing and to perform Parent’s or Purchaser’s other obligations hereunder. Without limiting the generality of the foregoing, the performance by Purchaser of Section 2.5(b) or Section 2.5(c) hereof will not conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Parent or its Affiliates under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any credit agreement or financing arrangement of Parent or any of its Affiliates, whether currently in effect or as will be in effect upon the Closing.

5.5 Consents and Approvals. Except as set forth on Schedule 5.5 of the Purchaser Disclosure Schedules, no Consent is required to be obtained by Parent or Purchaser from, and no notice or filing is required to be given by Parent or Purchaser to, or made by Parent or Purchaser with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Parent or Purchaser of this Agreement or the Related Agreements, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to materially impair Purchaser’s ability to effect the Closing and to perform Parent’s or Purchaser’s other obligations hereunder.

5.6 Brokers and Finders. There is no investment banker, broker, finder or other intermediary which (a) has been retained by, (b) is authorized to act on behalf of or (c) is entitled to any fee or commission from Parent, Purchaser or any Affiliate of Parent in connection with the transactions contemplated by this Agreement.

5.7 Compliance with Laws. Except as set forth on Schedule 5.7 of the Purchaser Disclosure Schedules, Parent’s Business is and has been in compliance with all applicable Laws and Judgments in all material respects, and none of Parent or its Affiliates has received any written notification from any Governmental Authority or other Person, alleging that Parent’s Business is violating any applicable Law or Judgment.

5.8 Litigation; Judgments. Except as set forth on Schedule 5.8 of the Purchaser Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Parent or Purchaser, threatened, involving Parent’s Business (or any of its officers, employees or agents in their capacity as such). Parent (including its Affiliates) has not received written notice from a Person asserting facts or circumstances which are reasonably likely to give rise to the initiation of any such Proceeding against Parent’s Business. Except as set forth on Schedule 5.8 of the Purchaser Disclosure Schedules, none of Parent or its Affiliates is subject to any Judgment affecting Parent’s Business, and none of Parent or its Affiliates has entered into any agreement to settle or compromise any Proceeding pending or threatened against it that has involved any obligation of Parent’s Business other than the payment of money for which Parent (or any of its Affiliates) has no continuing obligation.

5.9 Engagements; Clients. (a) Except as set forth on Schedule 5.9(a) of the Purchaser Disclosure Schedules, all services provided by Parent’s Business under written client engagements have in all material respects been in conformity with all applicable commitments, standards of care and all express and implied warranties under such engagements.

(b) Since December 31, 2007, (i) there has been no material adverse change in the business relationship between Parent and any client of Parent’s Business (“Healthcare Clients”), (ii) there has been no material dispute between Parent and any Healthcare Client and (iii) no Healthcare Client has advised Parent (or any of its Affiliates) that it intends to terminate, cancel or otherwise seek to modify materially the terms of any engagement or its relationship with Parent, other than in the ordinary course, including the performance of any such engagement or relationship in accordance with its terms. Since December 31, 2007 through the date of this Agreement, no Healthcare Client has reduced materially the level of business conducted with Purchaser, other than in the ordinary course, including the performance of such engagements or relationships in accordance with their terms.

5.10 Revenue Cycle Performance. Schedule 5.10(a) of the Purchaser Disclosure Schedules sets forth the amount of revenues and EBITDA earned by Parent’s Business for the fiscal year ended December 31, 2007 and the quarterly period ended March 31, 2008. Schedule 5.10(b) of the Purchaser Disclosure Schedules sets forth an accurate list of the names, titles, overtime classification, annual compensation and all bonus and similar payments made with respect to such individual for the year ended December 31, 2007 and in 2008 through May 31, 2008 (to the extent employed in such period) of all employees engaged in Parent’s Business (i) as of December 31, 2007 and (ii) as of May 31, 2008.

5.11 Parent SEC Reports; Financial Statements. (a) Parent has filed or otherwise transmitted all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”) since January 1, 2005 (the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the SEC Reports. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements of Parent (including the related notes) included in the SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of such filing, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

5.12 Capitalization. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, and 50,000,000 shares of preferred stock, par value $.01 per share. As of May 31, 2008, 19,213,853 shares of Parent Common Stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. All of the outstanding shares of the Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights. The shares of Parent Common Stock to be delivered in connection with the transactions contemplated hereby will be duly authorized, validly issued, fully paid and non-assessable and will be issued free of any pre-emptive rights or restrictions on transfer other than those arising under applicable federal and state securities laws.

5.13 No Material Adverse Effect. Since December 31, 2007, except as disclosed in the Parent SEC Reports, neither Parent nor any of its Affiliates has suffered a Parent Material Adverse Effect.

ARTICLE VI

COVENANTS

6.1 Conduct of the Business Pending the Closing. During the period from the date of this Agreement through the Closing Date, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, Seller shall, and the Shareholders shall cause Seller to, conduct its business in the ordinary and usual course of business in a manner consistent with past custom and practice, and use reasonable best efforts to preserve intact its present business organization, to make available to Purchaser the services of Seller Employees, to preserve the goodwill and relationships with clients and others having business dealings with Seller, to perform in all material respects all of its obligations under the In-Process Engagements, Support Engagements and Contracts, and to cause Seller to comply in all material respects with all applicable Laws. Without limiting the foregoing, during the period from the date of this Agreement through the Closing Date, except with the prior written consent of Purchaser, which consent will not be unreasonably conditioned, delayed or withheld, or as expressly contemplated hereby, Seller shall not:

(a) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, shares or other ownership interests in, Seller;

(b) make any direct or indirect redemption, repurchase or other acquisition of any outstanding shares of the capital stock or other securities of, or other ownership interests in, Seller;

(c) except as set forth in Schedule 6.1(c), transfer, issue, grant, award, sell, pledge, dispose of or encumber or authorize the transfer, issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of capital stock or other securities of, or other ownership interests in, Seller, or grant options, warrants, calls, commitments or rights of any kind to purchase or otherwise acquire any shares of the capital stock or other securities of, or other ownership interests in, Seller;

(d) abandon, allow to lapse, or otherwise dispose of any Seller Intellectual Property, or, other than in the ordinary and usual course of business consistent with past custom and practice, disclose any Trade Secrets of Seller;

(e) amend its articles of incorporation or bylaws;

(f) split, combine, sub-divide or reclassify any outstanding shares of its capital stock;

(g) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(h) sell, transfer, convey, assign or otherwise dispose of any of its assets, properties or rights other than in the ordinary course of business consistent with past custom and practice, or subject any of its assets, properties or rights to any Lien, charge or other restriction other than in the ordinary course of business consistent with past custom and practice;

(i) except as set forth in Schedule 6.1(i) make any change in the compensation payable or to become payable to any of Seller’s officers, directors, employees, agents, contractors or consultants or to Persons providing management services; make any loans (other than business expenses advanced in the ordinary course of business) to any of its officers, directors, employees, Affiliates, agents, contractors or consultants whether pursuant to an employee benefit plan or otherwise; or grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Seller Benefit Plan;

(j) make any changes to its accounting methods, policies, principles, practices or internal control procedures;

(k) make or revoke any express or deemed election for Tax purposes, amend any Tax Returns, obtain or file for any rulings with respect to Taxes, offer to settle or compromise or settle or compromise any liability with respect to Taxes, with respect to Seller;

(l) purchase any asset (other than in the ordinary course of business) for a cost in excess of $500,000;

(m) make capital expenditures in an amount which exceeds $500,000 for any item or $1,000,000 in the aggregate;

(n) incur any Liabilities, except trade payables and accrued expenses incurred in the ordinary course of the business consistent with past practice, none of which individually or in the aggregate, is material;

(o)(i) incur or assume any long-term indebtedness or any short-term indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) other than business expenses advanced to employees in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person;

(p) fail to conduct its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintain its books and records in the ordinary course of business consistent with past practice;

(q) pay, discharge or satisfy any Liabilities, other than the payment, discharge or satisfaction of any such Liabilities reflected or reserved against in the Most Recent Financial Statements or incurred in the ordinary course of business consistent with past practice since March 31, 2008;

(r) engage in any merger or consolidation with any other corporation (or any transaction having a similar effect) involving Seller or any acquisition of any business unit or operation (however effected) of any other Person;

(s)(i) modify, amend or terminate any material Contract, (ii) waive, release or assign any rights or claims under any material Contract; or (iii) enter into any Contracts that would be required to be set forth on Schedule 4.12;

(t) hire or terminate any employee (whether or not in the ordinary course of business) who has an annual salary in excess of $200,000;

(u) permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated;

(v) cancel any debts, waive any rights of value or settle any Proceeding;

(w) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or in the delay in the satisfaction of any such condition; or

(x) commit, whether in writing or otherwise, to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

6.2 Certain Agreements of the Shareholders. During the period from the date of this Agreement through the Closing Date, no Shareholder shall take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or in the delay in the satisfaction of any such condition or commit, whether in writing or otherwise, to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

6.3 Access to Information. Seller shall, and Shareholders shall cause Seller to, prior to the Closing Date, permit Purchaser and its employees and representatives to have reasonable access to the books and records of Seller, during normal business hours and upon reasonable notice, and shall make Seller Employees available to Purchaser as Purchaser and its employees and representatives shall from time to time reasonably request. Parent shall, prior to the Closing Date, permit Seller and its employees and representatives to have reasonable access to the books and records of Parent relating to its Healthcare Practice, during normal business hours and upon reasonable notice, and shall make Parent’s employees available to Seller as Seller and its employees and representatives shall from time to time reasonably request.

6.4 Reasonable Best Efforts. Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and do or cause to be done, and to assist and cooperate with the other parties hereto in doing all things reasonably necessary, proper and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including obtaining all Consents, including the Required Consents, from Governmental Authorities and other Persons required for the consummation of the transactions contemplated hereby, and the making of all necessary registrations and filings with, or to avoid the initiation of any Proceeding by, any Governmental Authority. Each party agrees to consult with the other parties with respect to the obtaining of all Consents necessary or advisable to consummate the transactions contemplated hereby, and to keep the other parties apprised of the status of matters related to the completion of the transactions contemplated hereby. In the event any Proceeding is initiated by a Governmental Authority or other Person that questions the validity or legality of the transactions contemplated hereby or seeks to enjoin said transactions, the parties agree to cooperate in good faith and use reasonable best efforts to defend against such Proceeding, and if an injunction or other order is issued in any such Proceeding, to use reasonable best efforts to have such order or injunction lifted.

6.5 Public Announcements. None of Seller, the Shareholders or Purchaser shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement, without the prior consent of the other parties, which consent shall not be unreasonably conditioned, delayed or withheld, except as required by Law or the rules or regulations of any stock exchange, in which case the party issuing the release or making the announcement shall use all commercially reasonable efforts to provide the information contained therein to Seller or Purchaser, as the case may be, sufficiently in advance of its disclosure to permit the parties to consult with one another, in which case the parties will use all commercially reasonable efforts to agree upon a mutually satisfactory text. Notwithstanding the foregoing, after the transactions contemplated hereby have been announced, Purchaser and its Affiliates shall be entitled to respond to questions in the ordinary course in a manner consistent with any previous disclosure made in accordance with this Section 6.5, and, make such public announcement, release or disclosure as is required by Law or the rules or regulations of a stock exchange and Purchaser, Shareholders and Seller shall be entitled to communicate in the ordinary course of business with Clients and referral sources.

6.6 Tax Matters.

(a) Purchaser and Seller shall each pay 50% of all sales, use, documentary and/or transfer Taxes, and other similar Taxes, if any, imposed in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Purchaser shall not be responsible for any Taxes imposed on or measured with respect to net income or gain on the transactions contemplated by this Agreement nor for any such amounts that would not have been imposed if Seller had complied with all payment and filing obligations with respect to transactions consummated prior to the Closing, which amounts shall be Excluded Liabilities.

(b) All property Taxes and similar ad valorem obligations levied with respect to the Assets and payable for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and the Shareholders, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller and the Shareholders shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c) After the Closing, upon reasonable notice, Purchaser and Seller agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, such information and assistance relating to the Assets as are reasonably necessary for financial reporting and accounting matters relating to the Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Assets, the defense of any Tax or other claim or assessment relating to the Assets; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of the Purchaser, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Purchaser.

(d) Each party hereto hereby waives compliance by Seller and Purchaser with the provisions of the “bulk sales,” “bulk transfer” or similar Laws. Seller and the Shareholders agree to indemnify and hold the Purchaser harmless against any and all Liabilities (including Tax Liabilities), costs and expenses incurred by the Purchaser or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar Laws in connection with this Agreement or the transactions contemplated thereby.

(e) Seller, the Shareholders and Purchaser shall, to the extent possible, treat Purchaser as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of Seller to be employed by the Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act.

(f) Any Tax refund that is an Excluded Asset (including any interest paid by the relevant Governmental Authority with respect thereto), if received by Purchaser, shall be paid over, net of any reasonable expenses incurred by Purchaser or any of its Affiliates in connection therewith, to Seller promptly after receipt (in cash or as an offset against other current Tax liabilities of Purchaser or any Affiliate thereof).

6.7 Employee Matters. (a) Except as set forth on Schedule 6.7(a), Parent or one of its Affiliates shall offer employment, effective as of the Closing Date, to each Seller Employee who is actively employed on the Closing Date at the same level of base salary or wages at which he or she is currently employed by Seller and on such other terms and conditions as determined by Parent (subject to the terms and conditions of this Section 6.7). All such Seller Employees who accept Parent’s offer of employment as of the Closing Date and who become employed by Parent or one of its Affiliates effective as of the Closing Date shall be referred to herein as the “Transferred Employees.” Any Seller Employee who does not accept Parent’s offer of employment and become a Transferred Employee shall remain the employee of Seller. Except as set forth in Section 2.8, in any Senior Management Agreement or in this Section 6.7, nothing in this Agreement shall restrict Parent’s ability to terminate or modify the employment of any Transferred Employee following the Closing Date.

(b) Seller will terminate at its own expense the employment of all Transferred Employees effective as of the day immediately preceding the Closing Date. Promptly following the Closing Date, Seller will pay to each Transferred Employee all wages, vacation and paid time off which is accrued but unpaid up to and including the day immediately preceding the Closing Date.

(c) Up to and including the Closing Date, Seller shall be responsible for providing any notices (or providing any pay and benefits during any required notice period) that may be required under the Worker Adjustment Retraining and Notification Act (“WARN Act”) and any other similar Law with respect to Seller Employees.

(d) Seller shall remain obligated for expenses in connection with any claim of a Seller Employee arising under the workers’ compensation laws of any state (a “Workers’ Compensation Claim”) arising from events, acts or omissions occurring on or prior to the Closing Date. Effective as of the Closing Date, Parent shall have all obligations and liabilities for all Workers’ Compensation Claims arising from events occurring after the Closing with respect to any Transferred Employee.

(e) Except as set forth on Schedule 6.7(f), Parent shall (i) assume sponsorship of the Seller’s flexible spending account plan (the “Seller Flex Plan”) effective as of the Closing Date and shall continue to maintain the Seller Flex Plan through December 31, 2008 or such longer period as determined in the sole discretion of Parent, (ii) make available to Transferred Employees participation in the Huron Consulting Group Welfare Benefits Plan (other than the Flexible Spending Account portion thereof) as of the first day of the month following the month in which the Closing Date occurs, and (iii) for a period of not less than one (1) year following the Closing Date, continue to make available to Transferred Employees such plans, programs, agreements or arrangements (other than the Seller Flex Plan and other than the programs and arrangements incorporated into the Huron Consulting Group Welfare Benefits Plan) that provide, in the aggregate, employee benefits which are substantially equivalent to the benefits provided to Transferred Employees under the Seller Benefit Plans immediately prior to the Closing Date. On the Closing Date, Seller shall transfer to Parent in cash, or the Purchase Price shall be reduced by, an amount equal to the difference, if any, between (i) the total amount contributed to the Seller Flex Plan by participants in the plan (through payroll deductions or otherwise) for the period beginning on January 1 of the year which the Closing Date occurs and ending on the Closing Date (the “Coverage Period”), and (ii) the total payments from the Seller Flex Plan for the Coverage Period (determined as of the Closing Date), but in no event less than zero.

(f) Parent will (i) waive all limitations as to preexisting conditions applicable to the Transferred Employees under any welfare plan that such employees may be eligible to participate in after the Closing, other than limitations on preexisting conditions that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare plan maintained for Seller’s Employees immediately prior the Closing, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing to satisfy any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Closing.

(g) Effective immediately prior to the Closing Date, Seller shall take all actions that are necessary or appropriate to terminate the Stockamp & Associates, Inc. Retirement Plan and Trust (the “Seller 401(k) Plan”). Parent shall give the Transferred Employees full credit for purposes of eligibility and vesting (but for no other purpose) under the Huron Consulting Group Retirement Savings Plan (the “Huron 401(k) Plan”) for such Transferred Employees’ service with Seller to the same extent recognized by Seller for purposes of eligibility under the Seller 401(k) Plan immediately prior to the Closing and Transferred Employees shall be eligible to participate in the Huron 401(k) Plan from and after the Closing Date, subject to the terms and conditions of the Huron 401(k) Plan. Transferred Employees who receive an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code)

from the Seller 401(k) Plan shall, subject to the provisions of section 402 of the Code, be permitted to make a rollover contribution to the Huron 401(k) Plan in accordance with the terms of the Huron 401(k) Plan. To the extent that, pursuant to the foregoing provisions of this Section 6.7(g), a Transferred Employee is eligible to make a rollover contribution of a direct rollover distribution (within the meaning of section 401(a)(31) of the Code and the regulations thereunder) to the Huron 401(k) Plan, such rollover contribution may include promissory notes for loans made to such Transferred Employee under the terms of the Seller 401(k) Plan.

6.8 Non-Competition. (a) From and after the Closing Date until the date set forth opposite such Shareholder’s name on Schedule 6.8 (the “Non-Competition Periods”), no Shareholder shall, directly or indirectly:

(i) engage in, have any interest in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to or contractor or other agent for, receive any economic benefit from or exert any influence upon, any business which conducts activities competitive with, or similar to, the Business;

(ii) except on behalf of Purchaser and its Affiliates, solicit, divert or attempt to solicit or divert any Person who is, was, or is or was solicited to become, a client of Seller, or offer to provide or sell to any such Person, services which are similar to those provided by Seller; or

(iii) employ, solicit for employment or encourage to leave their employment with Seller or with Purchaser or its Affiliates any employee, contractor or other agent of Seller or of Purchaser or its Affiliates. For purposes of this Section 6.8(a), the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any Person. Each Shareholder shall cause its Affiliates to comply with the restrictions of this Section 6.8(a). The restrictions imposed by Section 6.8(a)(i) shall not apply to the ownership of one percent (1%) or less of the outstanding securities of any Person whose securities are listed on a national securities exchange.

(b) The foregoing Section 6.8(a) shall apply irrespective of any non-compete or non-solicit obligations stipulated in the Senior Management Agreements or any employment agreements of the Shareholders with Seller, Purchaser, or any Affiliate of Purchaser which may employ the Shareholders, which shall remain in full force and effect in accordance with their terms.

(c) If at any time any of the provisions of this Section 6.8 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 6.8 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each Shareholder expressly agrees that this Section 6.8, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

6.9 Confidential Information. From the date hereof and thereafter, the Shareholders and Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Purchaser, furnish, make available or disclose to any Person or use for the benefit of itself or any Person, any Confidential Information, except as may be required under the terms of a valid and effective subpoena or order issued by a court or governmental agency of competent jurisdiction. As used in this Section 6.9, “Confidential Information” shall mean any information relating to (i) this Agreement or the Related Agreements or the transactions contemplated hereby or thereby or (ii) the business or affairs of Seller, including information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of Shareholders or Seller. Shareholders and Seller acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the business of Seller.

6.10 Post Closing Operations of Seller; Change of Name. From and after the Closing, Seller will cease its operations and will not engage in any business whatsoever other than matters related to this Agreement and Seller’s winding up of operations. On the Closing Date, Seller shall amend its organizational documents so as to delete therefrom the word “Stockamp” and will file, as promptly as practicable, such documents as are necessary to reflect such name change in its state of formation or organization and the other jurisdictions where it is qualified to do business as a foreign Person. From and after the Closing Date, Seller agrees it will not adopt any name that is confusingly similar to, or a derivation of, “Stockamp.”

6.11 Discharge of Liabilities. Seller shall pay and discharge the Excluded Liabilities.

6.12 Financial Information Cooperation. Seller shall cooperate with Purchaser in the preparation, review and audit of financial statements and other financial information regarding Seller that is required to be included in the financial reports and other public disclosures of Purchaser pursuant to Regulations S-X and S-K promulgated under the Securities Act and the Exchange Act in connection with the transaction contemplated hereby. Such cooperation shall include the execution and delivery of a customary representation letter to the accounting firm responsible for reviewing and auditing such financial statements. The accounting firm responsible for the review and audit of such financial statements shall be selected by Purchaser.

6.13 Exclusivity. Shareholders and Seller agree that they shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person concerning any merger, sale of assets, acquisition, business combination, change of control or other similar transaction involving Seller and Seller shall request the return of all confidential information provided to any Person pursuant to a confidentiality agreement or otherwise in connection with such discussions, negotiations or communications. During the period beginning the date hereof and ending on the first to occur of (a) the Closing and (b) the termination of this Agreement pursuant to Section 9.1, neither Shareholders, Seller, nor any of their officers, directors, employees, investment bankers, attorneys, accountants, Affiliates or other agents shall, directly or indirectly, solicit inquiries or proposals from, or provide any information to, or participate in any discussions or negotiations with, any Person (other than Purchaser and its representatives) concerning any merger, sale of assets, acquisition, business combination, change of control or other similar transaction involving Seller. Shareholders and Seller shall promptly notify Purchaser after receipt of any proposal, or any inquiries indicating that any Person is considering making or wishes to make a proposal, concerning any merger, sale of assets, acquisition, business combination, change of control or other similar transaction involving Seller, identifying such Person and the terms thereof.

6.14 Notification of Certain Matters. The Shareholders and Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Seller and the Shareholders of any failure of the Shareholders, Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

6.15 Professional Liability Insurance. Prior to the Closing, Shareholders and Seller shall procure a “tail insurance” professional liability policy that (a) provides coverage for the 5 year period prior to the Closing Date, (b) covers Seller’s performance under the In-Process Engagements, Completed Engagements and Support Engagements for periods prior to the Closing Date, (c) provides coverage in an amount not less than $100,000,000 (d) names the Purchaser as an additional beneficiary thereof and (e) contains such other terms and conditions that are reasonably satisfactory to Purchaser. Shareholders and the Seller, on the one hand, and Purchaser, on the other hand, shall pay 50% of the cost of the foregoing professional liability policy. The aggregate premium for such policy shall not exceed $1.1 million. To the extent Purchaser or Seller have a claim under this Agreement for which coverage may be available under such policy, Purchaser or Seller, as applicable, agree to submit such claim under such policy.

6.16 Nasdaq Listing. Parent agrees to use commercially reasonable efforts to authorize for listing on the Nasdaq Global Select Market the shares of Parent Common Stock issued pursuant to Article II.

6.17 Investor Qualification. Seller and each Shareholder, severally and not jointly, represent, warrant, covenant and agree as follows:

(a) Such Person is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act). The Parent Common Stock is being acquired for Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and such Person will not dispose of the Parent Common Stock in contravention of the Securities Act or any applicable state securities laws. Such Person has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature and has been furnished with all materials relating to the business, finances and operations of Parent which have been requested. Such Person has conducted its own investigation of Parent and is not relying on any representations or warranties relating to Parent, Purchaser or any other their respective affiliates other than those expressly set forth in Article V of this Agreement. Such Person understands that investment in the Parent Common Stock is subject to significant economic risk, including the illiquidity resulting from the fact that the shares of Parent Common Stock issued pursuant to this Agreement will not have been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or are sold pursuant to an exemption from such registration. Such Person understands that Parent is under no obligation to register the Parent Common Stock for Seller or any other Person’s behalf. Accordingly, such Person is able to bear such economic risk of holding the Parent Common Stock for an indefinite period of time.

(b) Seller shall not distribute any shares of Parent Common Stock to any former shareholder of Seller in connection with a Former Shareholder Excess Payment unless and until such former shareholder shall have executed and delivered to Seller an agreement pursuant to which such former shareholder makes the same representations, warranties, covenants and agreements set forth in this Section 6.17 as made by each Shareholder.

(c) Such Person further understands that the certificate or certificates (or book-entry positions) representing the shares of Parent Common Stock issued pursuant to this Agreement shall bear a legend (or otherwise contain a notation) in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SHARES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

(d) Such Person shall not, directly or indirectly, during the one (1) year period following the Closing, (i) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock or (ii) enter into any swap or other similar arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock, whether any such transaction is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise. Such Person also shall not, directly or indirectly, sell any Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock during the period beginning 20 days before the beginning of any period in which the share price of Parent Common Stock is determined for purposes of Sections 2.5(b) and (c) and ending on the first trading day after the end of such period (excluding any such sales made pursuant to a 10b5-1 trading plan approved pursuant to Parent’s Insider Trading Policy and established more than 30 days prior to the beginning of such period).

6.18 Registration Rights. If at any time during the 6 month period after the Closing, Parent undertakes an underwritten public primary offering of Parent Common Stock pursuant to a registration statement under the Securities Act (other than a registration relating to employee benefit plans, exchange offers or a merger or acquisition of a business or assets, including a registration on Form S-4 or Form S-8), Parent shall provide Seller and the Shareholders with “piggyback” registration rights in connection with such offering with respect to the shares of Parent Common Stock issued as Share Consideration, subject to a mutually satisfactory registration rights agreement. Among other things, such registration rights agreement shall contain customary “cut-back,” withdrawal, indemnification, contribution, “lock-up” and other provisions. Notwithstanding the foregoing, Parent shall be relieved of its obligations hereunder if the parties do not, for any reason whatsoever, enter into a mutually satisfactory registration rights agreement within ten (10) days after notice delivered by Parent to the Seller referencing this section and including a draft of a registration rights agreement satisfactory to Parent.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 General Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) no Law or Judgment shall have been enacted, entered, promulgated, enforced or threatened by any Governmental Authority that would make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement; and

(b) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

7.2 Additional Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing;

(b) the representations and warranties of Purchaser in this Agreement (i) that are qualified as to materiality shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any such representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date) and (ii) that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any such representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct in all material respects as of such date);

(c) Seller shall have received from Purchaser a certificate signed by an appropriate officer of Purchaser as to Purchaser’s compliance with the conditions set forth in Sections 7.2(a) and (b);

(d) Seller shall have received an opinion, dated as of the Closing Date, from internal or outside counsel to Purchaser, in form and substance reasonably satisfactory to Seller; and

(e) Purchaser shall have executed the Escrow Agreement.

7.3 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholders and Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Shareholders and Seller under this Agreement at or prior to the Closing;

(b) the representations and warranties of Shareholders and Seller in this Agreement (i) that are qualified as to materiality shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any such representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date) and (ii) that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any such representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct in all material respects as of such date);

(c) Purchaser shall have received from Shareholders a certificate signed by each Shareholder as to each such Shareholder’s compliance with the conditions set forth in Sections 7.3(a) and (b) and the satisfaction of the conditions set forth in Section 7.3(l);

(d) Purchaser shall have received from Seller a certificate signed by an appropriate officer of Seller as to Seller’s compliance with the conditions set forth on Sections 7.3(a) and (b) and the satisfaction of the conditions set forth in Section 7.3(l);

(e) no more than three Shareholders (excluding Dale Stockamp) who have received offers of employment, and none of Paul Kohlheim, Norman West Johnson, Kenneth M. Saitow and Jeff Jones shall have failed to execute and deliver to Purchaser a Senior Management Agreement for such Shareholder;

(f) no more than 15% of Seller Employees (excluding the Shareholders and those identified on Schedule 6.7(a)) shall have rejected offers of employment with Purchaser or one of its Affiliates;

(g) there shall not be any Proceeding pending or threatened that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement;

(h) Seller shall have executed the Escrow Agreement;

(i) Purchaser shall have received a duly executed certificate from Seller, in form and substance reasonably satisfactory to Purchaser, establishing that Purchaser is not required to withhold from any of the Purchase Price or any other amounts payable hereunder under section 1445 of the Code (a “FIRPTA Certificate”). Notwithstanding any provision of this Agreement to the contrary, if Purchaser does not receive a FIRPTA Certificate prior to the Closing, Purchaser may waive the condition to closing set forth in this Section 7.3(i) and withhold from the Purchase Price and other amounts payable by it hereunder in accordance with the requirements of section 1445 of the Code;

(j) Purchaser shall have received an opinion, dated as of the Closing Date, from Perkins Coie LLP, in form and substance reasonably satisfactory to Purchaser;

(k) Purchaser shall have received from Seller a payoff letter and Lien release from each holder of a Lien on any of the Assets in form and substance reasonably satisfactory to Purchaser;

(l) from the date hereof until the Closing Date, there shall have been no Material Adverse Effect and no event, change, effect or circumstance shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(m) the shares of Parent Common Stock to be issued pursuant to Article II shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

ARTICLE VIII

CLOSING

8.1 The Closing. Upon the terms and subject to the conditions of this Agreement, unless otherwise mutually agreed, the Closing shall take place at 9:00 a.m., Chicago time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, on July 8, 2008, or, if later, due to the failure of the satisfaction or waiver of all of the conditions set forth in Article VII to be satisfied by such date, as soon as practicable after satisfaction or waiver of all of the conditions set forth in Article VII.

8.2 Seller and Shareholders’ Closing Deliveries. At the Closing, Seller and Shareholders shall deliver or cause to be delivered to Purchaser the following:

(a) an assignment and bill of sale for the Assets, substantially in the form and to the effect of Exhibit A (the “Assignment and Bill of Sale”);

(b) an assignment of Seller Intellectual Property Rights, substantially in the form and to the effect of Exhibit C;

(c) an assignment or assignments of all Leases, substantially in the form and to the effect of Exhibit D;

(d) a receipt for the Initial Purchase Price;

(e) a certificate of the secretary or an assistant secretary of Seller certifying resolutions of the board of directors and the Shareholders, approving and authorizing the execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller); and

(f) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

8.3 Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (or the Escrow Agent in the case of Section 8.3(e)) the following:

(a) an assumption agreement for the Assumed Liabilities, substantially in the form and to the effect of Exhibit B (the “Assumption Agreement”);

(b) the Cash Consideration;

(c) certificates or book-entry positions evidencing the Share Consideration;

(d) a certificate of the secretary or an assistant secretary of Purchaser certifying resolutions of the board of directors of Purchaser, approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);

(e) certificates evidencing the Escrowed Shares; and

(f) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller by giving written notice of such termination to the other party, if the Closing shall not have occurred by August 15, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) Seller if the failure of any Shareholder or Seller to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or prior to such date or (ii) Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or prior to such date;

(c) by either Purchaser or Seller if there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final Judgment;

(d) by Purchaser, if there shall have been a material breach of any representation, warranty, covenant or obligation of Shareholders or Seller hereunder, and such breach shall not have been remedied within ten days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied; or

(e) by Seller, if there shall have been a material breach of any representation, warranty, covenant or obligation of Purchaser hereunder, and such breach shall not have been remedied within ten days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such breach be remedied.

In the event of termination by Seller or Purchaser pursuant to this Section 9.1 (other than Section 9.1(a)), written notice thereof shall be given to the other party.

9.2 Effect of Termination. If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability to any party to this Agreement or to any Affiliate of any party to this Agreement, or their respective shareholders, directors, officers, employees, controlling Persons, agents, advisors, attorneys or representatives and, following such termination, no party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other party; provided, however, that no such termination shall relieve any party that has breached any provision of this Agreement from liability for such breach and any such breaching party shall remain fully liable for (i) any and all Damages incurred or suffered by another party to this Agreement as a result of such breach and (ii) any other relief a court deems appropriate. Article XI and Sections 6.5 (Public Announcements) and 9.2 (Effect of Termination) shall survive any termination of this Agreement pursuant to this Article IX. The November 12, 2007 Confidentiality Agreement and the January 17, 2008 Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller. From and after the Closing and subject to the provisions of this Article X, Seller agrees to indemnify, hold harmless and defend each Purchaser Indemnified Party from and against any and all Proceedings, charges, complaints, decrees, claims and/or Liabilities, damages, penalties, Judgments, assessments, dues, Liens, fines, losses, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees, interest expense (including pre-Judgment interest) and expenses and costs of investigation) (collectively, “Damages”) arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of the Seller and Shareholders contained in Article IV of this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” or other similar qualifier contained therein);

(b) any breach of any covenant or agreement of Seller, to the extent occurring prior to the Closing, contained in this Agreement; or

(c) any Excluded Liabilities.

10.2 Several Indemnification by the Shareholders. From and after the Closing and subject to the provisions of this Article X, each Shareholder agrees to severally, and not jointly, indemnify, hold harmless and defend each Purchaser Indemnified Party from and against any and all Damages arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of such Shareholder contained in Article III of this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” or other similar qualifier contained therein);

(b) any inaccuracy in or breach of any representation or warranty of Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.15, 4.16, 4.18, 4.21 and 4.22 (the “Excepted Sections”) of this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” or other similar qualifier contained therein);

(c) any breach of any covenant or agreement of such Shareholder contained in this Agreement; or

(d) any Excluded Liabilities.

10.3 Indemnification by Purchaser. From and after the Closing and subject to the provisions of this Article X, Purchaser agrees to indemnify, hold harmless and defend each Seller Indemnified Party from and against any and all Damages arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of Parent or Purchaser contained in this Agreement;

(b) any breach of any covenant or agreement of Parent or Purchaser contained in this Agreement;

(c) any Assumed Liabilities; or

(d) any Liabilities to a Person that is not a Seller Indemnified Party or an Affiliate of a Seller Indemnified Party that relate to, or arise out of, the operation by Purchaser of the Business of Seller or Purchaser’s ownership, control or use of the Assets, in each case, from and after the Closing Date, except for Liabilities relating to, or arising out of, (i) any inaccuracy in or breach of any representation or warranty of the Sellers or the Shareholders contained in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier contained therein), (ii) any breach by Seller or any Shareholder of any covenant or agreement contained in this Agreement or (iii) any Excluded Liability.

10.4 Indemnification Process. The party or parties making a claim for indemnification under this Article X shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the party or parties against whom such claims are asserted under this Article X shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article X shall be asserted and resolved as follows:

(a) In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, if known (a “Claim Notice”); provided, however, that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party proper notice.

(b) In the event of a Third Party Claim, the Indemnifying Party shall, upon acknowledgment of its obligations under the terms of the indemnity hereunder in connection with such Third Party Claim, be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel is reasonably acceptable to the Indemnified Party. No Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement without the consent of the Indemnified Party (i) if such Judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect to such claim, (ii) if such Judgment or settlement would result in the finding or admission of any violation of Law, or (iii) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such Judgment or settlement would interfere with or adversely affect the business, operations or assets of the Indemnified Party. The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability, but shall not be entitled to settle or compromise such asserted liability without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, delayed or withheld. Notwithstanding the foregoing, if (A) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (B) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (C) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or shall have failed to have engaged counsel reasonably satisfactory to the Indemnified Party, in either case, within a reasonable period of time, or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party, then (A) the Indemnifying Party shall not be entitled to assume the defense of any such claim or action, (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel of its choosing and the legal and other expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party and (C) the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party shall make in respect to such action or claim. Notwithstanding anything to the contrary contained herein, Purchaser shall have the sole and exclusive right to control the defense and settlement of any claims for indemnification under Section 10.3(d), and none of the limitations on the Indemnifying Party contained in this Section 10.4 (other than clauses (ii) and (iii)) shall apply to any such claims.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim. If the Indemnifying Party gives timely notice disputing any claim (a “Counter Notice”), the Indemnifying Party shall promptly pay to Indemnified Party all non-disputed amounts and the parties shall attempt in good faith to agree on resolution of the disputed amount. If no Counter Notice is received by the Indemnified Party within the 30 days, then the dollar amount of the Claim as set forth in the original notice shall be deemed established and conclusive for purposes of this Agreement and, within three Business Days after the end of such 30-day period, the Indemnifying Party shall make a payment to the Indemnified Party in the dollar amount claimed in the Indemnified Party’s notice.

10.5 Limitations on Indemnity Payments. (a) (i) No claim for indemnification under Section 10.1(a) may be made by the Purchaser Indemnified Parties, and no payment in respect of such a claim for indemnification shall be required from Seller, unless and to the extent the aggregate amount of Damages which the Purchaser Indemnified Parties have incurred exceeds $1,500,000 (the “Deductible”), after which Purchaser Indemnified Parties shall be indemnified, subject to Sections 10.5(b)(i) and 10.5(c), for all Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to, and Purchaser Indemnified Parties shall be entitled to indemnification without regard to satisfaction of the Deductible with respect to (i) claims for fraud or (ii) claims for breach of the representations or warranties made in the Excepted Sections.

(ii) No claim for indemnification under Section 10.3(a) may be made by the Seller Indemnified Parties, and no payment in respect of such a claim for indemnification shall be required from Purchaser, unless and to the extent the aggregate amount of Damages which the Seller Indemnified Parties have incurred exceeds $1,000,000 (the “Purchaser Deductible”), after which Seller Indemnified Parties shall be indemnified, subject to Section 10.5(b)(ii), for all Damages in excess of the Purchaser Deductible; provided, however, that the Purchaser Deductible shall not apply to, and the Seller Indemnified Parties shall be entitled to indemnification without regard to satisfaction of the Purchaser Deductible with respect to (i) claims for fraud or (ii) claims for breach of the representations or warranties made in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.12.

(b)

(i) The maximum aggregate amount of Damages against which the Purchaser Indemnified Parties shall be entitled to be indemnified under Section 10.1(a) with respect to all claims thereunder shall be $60,000,000 (the “Cap”), and Damages with respect to such claims shall be satisfied solely from (1) first, the amounts held pursuant to the Escrow Agreement, and (2) then, by offsetting against the Future Payments as provided in Section 10.6 hereof; provided, however, that the Purchaser Indemnified Parties shall be entitled to indemnification without regard to the Cap or any limitation as to the source of recovery with respect to (i) claims for fraud or (ii) claims for breach of the representations or warranties made in the Excepted Sections, but in no event shall Seller’s liability for any and all such claims under this Agreement, except for claims based on fraud, exceed the Purchase Price.

(ii) The maximum aggregate amount of Damages against which the Seller Indemnified Parties shall be entitled to be indemnified under Section 10.3(a) with respect to all claims thereunder shall be $20,000,000 (the “Purchaser Cap”), provided, however, that the Seller Indemnified Parties shall be entitled to indemnification without regard to the Purchaser Cap with respect to (i) claims for fraud or (ii) claims for breach of the representations or warranties made in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.12.

(c) No claims for indemnification under Sections 10.2(b) or 10.2(d) may be made by the Purchaser Indemnified Parties, and no payment in respect of any such claim for indemnification shall be required from any Shareholder, unless and until, and only to the extent that, recourse to Seller under Sections 10.1(a) and 10.1(c) has been exhausted from the amounts held pursuant to the Escrow Agreement or Future Payments actually then available for offset (as provided in Section 10.5(b)(i)). No Shareholder’s obligation under Section 10.2 shall exceed such Shareholder’s Pro Rata Share; provided, that as a condition to any recovery thereof (other than with respect to Section 10.2(a) or (c)), the Purchaser Indemnified Parties shall have made such claim against at least Dale Stockamp, Paul Kohlheim, Norman West Johnson, Kenneth M. Saitow and Jeff Jones (unless Damages already recovered from any such Shareholder exceed such Shareholder’s Pro Rata Share, in which case, no claim need be made against any such Shareholder).

10.6 Offset Rights. Purchaser shall have the right to withhold or offset payments under this Agreement (each a “Future Payment”), including (i) the Earn-Out Payments, (ii) any amounts owed to Seller or Shareholders pursuant to Section 2.7(d) or 2.7(e) and (iii) the Contingent Payment and the Contingent Escrow Payment, against any payments that Seller or Shareholders may owe a Purchaser Indemnified Party under this Article X, Section 6.6 or otherwise; provided that (i), to the extent practicable, at least 10 days prior to such withholding or offset, Purchaser has given Seller written notice of the claim in respect of which such withholding or offset is made and (ii) Purchaser deposits (by wire transfer in immediately available funds) the amount withheld or offset with the Escrow Agent in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, the withholding and offset rights set forth in this Section 10.6 shall in no way be deemed to limit or override Purchaser’s other remedies and rights under this Agreement or under applicable Law.

10.7 Survival. The representations and warranties of Seller, the Shareholders and Purchaser contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 10.7. Any and all claims for indemnification under this Article X arising out of the inaccuracy or breach of any representation or warranty of Shareholders, Seller or Purchaser must be made prior to the termination of the applicable survival period, it being understood that in the event notice of any claim for indemnification under Section 10.1(a), 10.2(a), 10.2(b) or 10.3(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. All of the representations and warranties of Seller, Shareholders and Purchaser contained in this Agreement and any and all claims and causes of action for indemnification under this Article X with respect thereto shall terminate two years after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.1, 4.2, 4.3, 4.22, 5.1, 5.2, 5.3, and 5.6 shall survive indefinitely after the Closing Date, (ii) the representations and warranties contained in Section 4.15 shall survive until the date which is five years after the Closing Date and (iii) the representations and warranties contained in Sections 4.16, 4.18 and 4.21 shall survive for the applicable statute of limitations period plus ninety days.

10.8 Treatment and Allocation of Indemnification Payments. The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price and shall be allocated as set forth in Section 2.6.

10.9 Information; Waiver. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

10.10 Sole Remedy. From and after the Closing, the parties hereto acknowledge and agree that the indemnification provisions of this Article X shall be the sole and exclusive remedy for any breach of or inaccuracy in any representation or warranty contained in this Agreement, except for (i) claims based upon fraud or (ii) claims seeking specific performance; provided, however, that no Shareholder’s liability for fraud committed by Seller shall exceed such Shareholder’s Pro Rata Share, and no Shareholder shall be liable for the fraud of another Shareholder.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall pay all costs and expenses incurred by it in connection with this Agreement, the Related Agreements and the transactions contemplated by this Agreement.

11.2 Further Assurances. From time to time after the Closing and without further consideration, each of the parties, upon the request of the other party and at such other party’s expense, shall execute and deliver such documents and instruments of conveyance and transfer as such other party may reasonably request in order to consummate more effectively the terms of this Agreement (including the purchase and sale of the Assets as contemplated by this Agreement and the vesting in Purchaser of good and marketable title in the Assets (or in the case of leased property, valid leasehold interests) transferred under this Agreement).

11.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Seller.

11.4 Assignment. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no assignment of any rights or obligations shall be made by Seller or the Shareholders without the consent of Purchaser or by Purchaser without the consent of Seller, except that Purchaser may assign its rights hereunder without such consent to any of its Affiliates, provided, however, that no such assignment will relieve Purchaser or Parent of any of its obligations hereunder.

11.5 Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, each party agrees that if any condition to such party’s obligation to consummate the transactions contemplated by this Agreement is not satisfied prior to the Closing and such party nonetheless proceeds with the Closing, such condition shall be deemed to have been waived by such party.

11.6 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or upon receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

If to Shareholders or Seller:

Stockamp & Associates, Inc.

17210 Wall Street

Lake Oswego, OR 97034

Attention:     Dale R. Stockamp

Facsimile:    (503) 303-1181

In either case, with a copy to:

Perkins Coie LLP

1120 N.W. Couch Street

Tenth Floor

Portland, Oregon

97209-4128

Attention:     Patrick Simpson

Facsimile:    (503) 727-2222

If to Purchaser or Parent, to:

Huron Consulting Services LLC

c/o Huron Consulting Group Inc.

Attention:     Natalia Delgado

Facsimile:    (312) 583-8701

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attention:     Charles W. Mulaney, Jr.

  Richard C. Witzel, Jr.

Facsimile:    (312) 407-8518

or such other address as the Person to whom notice is to be given has furnished in writing to the other party. A notice of change in address shall not be deemed to have been given until received by the addressee.

11.7 Headings and Schedules. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.8 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF THAT COULD MANDATE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.

11.9 Jurisdiction; Arbitration.

(a) Except as provided in Section 2.7(c), 2.8(b) and Section 11.9(b), each of the Shareholders, Purchaser and Seller hereby expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court located in Chicago, Illinois and to the jurisdiction of any other competent court of the State of Illinois located in Chicago, Illinois (collectively, the “Illinois Courts”) in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such Illinois Courts or to assert that any litigation brought in such courts has been brought in an inconvenient forum. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a Judgment entered by an Illinois Court or an arbitral award rendered in accordance with any provision of this Agreement in any other court having jurisdiction.

(b) All disputes arising under or relating to this Agreement, of the breach, termination or validity thereof from and after the Closing Date (“Disputes”), except for disputes arising exclusively out of violations of the Non-Competition provisions in Section 6.8 hereof, shall be submitted to binding arbitration. The arbitration shall be conducted (i) by a single arbitrator agreed on by Seller (and/or the Shareholders, as applicable) and the Purchaser within fifteen days of the receipt by respondent of a copy of the demand for arbitration, or (ii) in the absence of such timely agreement, by three arbitrators one appointed by each of Seller (and/or the Shareholders, as applicable) and the Purchaser within thirty days of the receipt by respondent of a copy of the demand for arbitration and the third appointed by the two party appointed arbitrators within fifteen days of the appointment of the second arbitrator, or in default of such timely appointment, by the American Arbitration Association (“AAA”) in accordance with the listing, ranking and striking provisions of the AAA’s Commercial Arbitration Rules (the “Rules”), (the arbitrator agreed on in accordance with clause (i) or the three arbitrators appointed in accordance with clause (ii) being referred to herein as the “Arbitral Tribunal”). The arbitration shall be conducted and administered by the AAA in accordance with the Rules then in effect and the following provisions:

(i) In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The arbitration shall be held and the award shall be rendered in Chicago, Illinois.

(iii) Not later than 30 days after the conclusion of the arbitration hearing (or as soon thereafter as practicable), the Arbitral Tribunal shall prepare and distribute to the parties a writing setting forth the arbitral award and the findings of fact and conclusions of law on which it is based. Any award rendered by the Arbitral Tribunal shall be final, conclusive and binding upon the parties, and Judgment thereon may be entered and enforced in any court of competent jurisdiction.

(iv) The Arbitral Tribunal shall have no power or authority, under the Rules or otherwise, to (x) modify or disregard any provision of this Agreement, or (y) address or resolve any issue not submitted by the parties.

(v) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, without any right to indemnification with respect thereto, except that the fees and costs of the AAA and the Arbitral Tribunal, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitral Tribunal may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be paid as follows, without any right to indemnification with respect thereto: 50% of such fees and expenses shall be paid by the Seller (and/or the Shareholders, as applicable) and the remaining 50% of such fees and expenses shall be paid by Purchaser; provided, that the Arbitral Tribunal, in its sole discretion, shall have the right to assess costs and expenses against either the Seller (and/or the Shareholders, as applicable) or the Purchaser if it determines that such party has acted frivolously.

(vi) By agreeing to arbitration, the parties do not intend to deprive any Illinois Court of its jurisdiction to issue a pre-arbitral injunction to maintain the status quo or prevent irreparable harm, a pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Arbitral Tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the Arbitral Tribunal’s orders to that effect.

(vii) Notwithstanding any provision of Section 6.9 of this Agreement to the contrary, all Confidential Information shall be admissible, subject to available confidentiality protections, in any arbitration conducted pursuant to this Section 11.9 and in any other proceeding brought to enforce this Agreement or any Related Agreements.

11.10 Service of Process. Each of the Shareholders, the Purchaser and Seller irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.9(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.6. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

11.11 No Third Party Rights. Except as specifically provided in Article X, this Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties to this Agreement.

11.12 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

11.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected and there shall be deemed substituted for the provision or provisions at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.14 Entire Agreement. This Agreement, the Preamble, and the Exhibits and Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to the subject matter hereof. All of the obligations and representations and warranties of Purchaser under the November 12, 2007 Confidentiality Agreement shall terminate as of the Closing.

11.15 Waiver of Jury Trial. Each party to this Agreement irrevocably waives (to the fullest extent permitted by applicable Law) its respective right to a trial by jury in connection with any matter arising out of this Agreement.

11.16 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.17 Specific Performance. Each of the Shareholders, Purchaser and Seller acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

11.18 Guarantee. Parent guarantees all payment obligations (including by means of delivery of Parent Common Stock) of Purchaser under this Agreement, including any Earn-Out Payments or payment obligations pursuant to Section 10.3. For the avoidance of doubt, Parent shall have and may assert against its obligations hereunder, and Parent’s obligations hereunder shall be subject to, any claim, right, deduction or defense of any kind that Purchaser may have or may assert under this Agreement. No action or omission by Purchaser shall release Parent from its obligations under this Section 11.18. Without limiting the effect of the preceding sentence, Parent agrees that its obligations under this Section 11.18 shall continue in effect notwithstanding the insolvency or bankruptcy of Purchaser or the assignment of this Agreement by Purchaser, and notwithstanding Seller’s consent to such assignment.

[Signature Page Follows]

Each of the parties to this Agreement has caused this Agreement to be executed as of the day and year first above written.

SELLER:

Stockamp & Associates, Inc.

By:	/s/ Dale R. Stockamp
Name:	Dale R. Stockamp
Title:	Chairman and CEO

SHAREHOLDERS:

/s/ Shelly A. Anderson
Shelly A. Anderson

/s/ James R. Dail
James R. Dail

/s/ Douglas W. Fenstermaker
Douglas W. Fenstermaker

/s/ Andrew L. Grobmyer
Andrew L. Grobmyer

/s/ John M. Hutchens
John M. Hutchens

/s/ Norman West Johnson
Norman West Johnson

/s/ Jeffrey D. Jones
Jeffrey D. Jones

Signature Page to Asset Purchase Agreement

/s/ Annette E. Kirby
Annette E. Kirby

/s/ Paul A. Kohlheim
Paul A. Kohlheim

/s/ Bruce G. Lemon
Bruce G. Lemon

/s/ Timothy P. Miller
Timothy P. Miller

/s/ Gregory P. Morgan
Gregory P. Morgan

/s/ Steven J. Norris
Steven J. Norris

/s/ Michael F. Puffe
Michael F. Puffe

/s/ Kenneth M. Saitow
Kenneth M. Saitow

/s/ Scott M. Scharpen
Scott M. Scharpen

/s/ Dale R. Stockamp
Dale R. Stockamp

Signature Page to Asset Purchase Agreement

PURCHASER:

Huron Consulting Services LLC

By:	/s/ Daniel P. Broadhurst
Name:	Daniel P. Broadhurst
Title:	Chief Operating Officer

PARENT:

Huron Consulting Group Inc.

By:	/s/ Daniel P. Broadhurst
Name:	Daniel P. Broadhurst
Title:	Chief Operating Officer

Signature Page to Asset Purchase Agreement

Index of Schedules*

Seller Disclosure Schedule

1.1A	Earn-Out Multiple
1.1B	Accounting Adjustments
1.1C	EBITDA Threshold
1.1D	EBITDA Target
1.1E	EBITDA Bonus Target
1.1F	Financial Statements
1.1G	Net Closing Date Working Capital
2.1(b)(vi)	Certain Excluded Assets
2.6	Allocation of Purchase Price
2.8(b)(ii)	Ownership Interests in Seller
2.8(c)(ii)	Gross Margin Bonus Pool
2.8(c)(v)	Corporate Services
2.8(c)(ix)	Certain Employees of Parent
6.7(a)	Transferred Employee
6.8	Non-Competition Periods

Seller and Shareholder Disclosure Schedules

3.3	No Shareholder Violations
3.4	Shareholders Required Consents
3.6	Shareholders Brokers and Finders
4.1	Organization; Subsidiaries
4.5	Seller Required Consents
4.6	Undisclosed Liabilities
4.7	Absence of Change
4.10	Litigation; Judgments
4.11(b)	Pre-Closing Clients
4.12	Contracts
4.13(a)	Real Property
4.13(b)	Personal Property
4.14	Title to Assets
4.15	Intellectual Property Rights
4.16	Taxes
4.17	Seller Employees
4.18	Seller Benefit Plans
4.19	Insurance
4.20	Affiliate Transactions
4.22	Seller Brokers and Finders
6.1.(c)	Capital Stock Transactions
6.1(i)	Compensation Changes

Purchaser Disclosure Schedules

5.10(a)	Revenue Cycle Performance
5.10(b)	Revenue Cycle Employees
5.11	Parent SEC Reports; Financial Statements

*	Exhibits and schedules to the Asset Purchase Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.